As filed pursuant to Rule 424(b)(5)
under the Securities Act of 1933
in connection with Registration No. 333-161617
CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed		Amount of
securities to be registered	maximum aggregate offering price		registration fee
Senior Term Notes due December 31, 2012	—	(1)	—	(1)
Common Stock	—	(1)	—	(1)
Total	$100,000,000		$7,130

(1)	The proposed maximum aggregate offering price of all securities registered hereby has been calculated pursuant to Rule 457(o) and is based on the maximum aggregate offering price of the notes and common stock offered without regard to the number of shares offered and sold.
Prospectus supplement to prospectus dated August 31, 2009
Coeur d’Alene Mines Corporation
$100,000,000 Senior Term Notes due December 31, 2012
Common Stock
Coeur d’Alene Mines Corporation is offering $100,000,000 aggregate principal amount of its Senior Term Notes due December 31, 2012. The notes will be our general unsecured senior obligations, ranking equal in right of payment with all of our existing and future unsecured obligations and ranking senior to all our existing and future subordinated indebtedness. The principal of the notes is payable in twelve equal quarterly installments, with the first such installment due on March 31, 2010. The stated interest rate on the notes is 6.50%, but the payments for principal and interest due on any payment date will be computed to give effect to recent share prices, valuing our shares of common stock at 90% of the average of the four lowest daily volume weighted average prices of our share over a ten trading day a period ending shortly before the payment date. The effect of this computation will be to cause the amount we actually will pay for both principal and interest to be greater than the stated amounts. See “Description of Notes.”
Principal and interest payments are due on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2010. The notes will mature on December, 2012, unless earlier redeemed or repurchased by us.
We are also offering a number of shares of our common stock equal to $3,750,000 divided by 90% of the average of the four lowest daily volume weighted average prices of our shares during the ten trading day pricing period commencing after the closing of the sale of the notes. Our common stock is listed on the New York Stock Exchange under the symbol “CDE.” The closing sale price of our common stock on the New York Stock Exchange on February 4, 2010 was $13.99 per share.
Investing in the notes and common stock involves risks. See “Risk Factors” beginning on page S-8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 5, 2010.

Prospectus Supplement
Prospectus
A Note About Forward-Looking Statements
2
About This Prospectus
2
Where You Can Find More Information
3
Incorporation of Certain Documents by Reference
4
The Company
5
Use of Proceeds
5
Ratio of Earnings to Fixed Charges
6
Description of Capital Stock
7
Description of the Debt Securities
8
Description of Warrants
16
Description of Other Securities
17
Plan of Distribution
18
Legal Matters
20
Experts
20
You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus supplement and the accompanying prospectus is accurate as of any date other than the respective dates on the front of these documents.

i

A NOTE ABOUT FORWARD-LOOKING STATEMENTS
          Some of the information included in this prospectus supplement and the accompanying prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (the “SEC”), as well as information included in oral statements or other written statements made or to be made by us or our representatives, contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy, expected production volumes and current and future development plans.
          Oral or written forward-looking statements are included in this prospectus supplement and the accompanying prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives). Although we believe that the expectations reflected in all of these forward-looking statements are and will be reasonable at the time made, any or all of the forward-looking statements in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K and in any other public statements may prove to be incorrect, whether as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties such as future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of or investment in mining properties or businesses in foreign countries. Many of these and other factors discussed or incorporated by reference in this prospectus supplement and the accompanying prospectus, some of which are beyond our control, will be important in determining our future performance and liquidity. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard a forward-looking statement that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.
          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, we invite your attention to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.
ABOUT THIS PROSPECTUS SUPPLEMENT
          This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering and some of which has been replaced or superseded by information in this prospectus supplement or in the documents incorporated by reference herein.
          If information in this prospectus supplement differs from information in the accompanying prospectus, you should rely on the information in this prospectus supplement.

PROSPECTUS SUPPLEMENT SUMMARY
          This summary is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus carefully, as well as the documents incorporated by reference, before making an investment decision. Unless otherwise indicated, the words “we,” “our,” “us,” “Coeur” and “the Company” refer to Coeur d’Alene Mines Corporation.
Our Business
          Coeur d’Alene Mines Corporation is a large primary silver producer with significant gold assets located in North America and is engaged, through its subsidiaries, in the operation and/or ownership, development and exploration of silver and gold mining properties and companies located primarily within South America (Chile, Argentina and Bolivia), Mexico (Chihuahua), the United States (Nevada and Alaska) and Australia (New South Wales).
          Our principal mines are located in Bolivia (the San Bartolomé silver mine), in Mexico (the Palmarejo silver and gold mine), in Argentina (the Martha silver mine), in Nevada (the Rochester silver and gold mine), in Australia (the Endeavor silver mining interest) and in southern Chile (the Cerro Bayo silver and gold mine). In addition, we own or lease, through a wholly owned subsidiary, a gold development project in Alaska (the Kensington gold property). We also control strategic properties with significant exploration potential close to our existing mining operations.
          We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814, and our telephone number is (208) 667-3511. Our website is www.coeur.com. Information contained in the web site is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained in the web site as part of this prospectus supplement or the accompanying prospectus.
Recent Developments
          San Bartolomé
          As previously disclosed, on October 14, 2009, COMIBOL, the state-owned mining-organization that manages the Bolivian mining industry, announced that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. Although we hold rights to mine above this elevation under valid contracts backed by Supreme Decree with COMIBOL as well as contracts with local mining cooperatives who hold their rights through COMIBOL, we informed COMIBOL that we would temporarily adjust our mine plan and confine our activities to the ore deposits below 4,400 meters above sea level. We believe that this suspension is illegal and contrary to our property rights.
          Due to this temporary suspension and our adjustment to our mine plan to the ore deposits below 4,400 meters above sea level, San Bartolomé produced 1.3 million ounces of silver at an average cash operating cost of $9.98 per ounce during the fourth quarter of 2009, compared with 2.1 million ounces of silver at an average cash operating cost of $7.63 per ounce during the third quarter of 2009. It is uncertain at this time how long the suspension will remain in place.
          Palmarejo
          As previously disclosed, Palmarejo continued its ramp-up in production during the fourth quarter of 2009. During the fourth quarter, Palmarejo produced 1.2 million ounces of silver and 21,102 ounces of gold at an average cash operating cost of $6.48 per ounce. During the third quarter of 2009, Palmarejo produced 1.3 million ounces of silver and 24,289 ounces of gold at an average cash operating cost of $8.76 per ounce. We are pursuing a plan designed to increase silver recovery rates as compared to third quarter and fourth quarter 2009 levels.

          Martha and Cerro Bayo
          As part of our efforts to rationalize our asset portfolio and transition to our newer, larger operations, we continue to pursue strategic alternatives for our Martha and Cerro Bayo mines located in southern Argentina and southern Chile, respectively. Operations at Cerro Bayo were suspended on October 31, 2008 due primarily to higher operating costs. Exploration activities took place at Cerro Bayo during 2009, resulting in the discovery of two new veins. The Martha mine produced 3.7 million ounces of silver during 2009 at an average cash operating cost of $6.10 per ounce, representing a record year for the operation. However, reserves and expected mine life at Martha remain limited. We expect active mining operations at Martha will cease in late 2010 unless additional mineralization is discovered during the year.

THE OFFERING
          The following is not intended to be complete. For a more detailed description, see “Description of Notes” in this prospectus supplement and “Description of Capital Stock—Common Stock” in the accompanying prospectus.

Issuer	Coeur d’Alene Mines Corporation, an Idaho corporation.

Notes Offered	$100,000,000 aggregate principal amount of Senior Term Notes due December 31, 2012.

Common Shares Offered	A number of shares of our common stock equal to $3,750,000 divided by 90% of the average of the four lowest daily volume weighted average prices of our shares during the ten trading days commencing February 8, 2010.

Payments of Principal and Interest	We will pay the principal amount of the notes in twelve equal installments on March 31, June 30, September 30 and December 31 of each year, commencing March 31, 2010 and ending December 31, 2012, and interest on each payment date, as shown in the table below.

We have the option of paying amounts due on the notes in cash, shares of our common stock or a combination of cash and shares of our common stock. As shown in the table below, the amount due on any quarterly payment date will depend in part upon our decision to pay principal and interest in shares of our common stock, in cash or in a combination of cash and shares. The table below shows the payments we would be required to make on each payment date based on the assumption that we made the payment solely in cash or solely in shares of our common stock.
•	Assuming we paid the entire payment in cash, and our shares were traded on the New York Stock Exchange or the Nasdaq Global Select Market, we would pay cash in an amount equal to one-half of the total payment then due for principal and interest at 6.5% per year and, with respect to the remaining one-half of the total payment then due, we would pay cash in an amount equal to the market value of the number of our shares, with the value of a share deemed to be 90% of the average of the four lowest daily volume weighted average prices of our shares during the ten trading days prior to the payment date, that is equal to one-half of the total payment then due for principal and interest at 6.5% per year.

•	Assuming we paid the entire payment using shares of our common stock, we would deliver a number of our shares that has an aggregate market value equal to the total payment then due for principal and interest at 6.5% per year, with the value of each share deemed to be 90% of the average of the four lowest daily volume weighted average prices of our shares during the ten trading days prior to the payment date.

			Payment for
			Principal and	Payment	Payment
		Interest at	Interest at	Assuming	Assuming
Quarter	Principal	6.5%	6.5%	All Cash	All Stock
3/31/2010	$8,333,333	$993,056	$9,326,389	$9,844,522	$10,362,654
6/30/2010	$8,333,333	$1,489,583	$9,822,917	$10,368,634	$10,914,352
9/30/2010	$8,333,333	$1,354,167	$9,687,500	$10,225,694	$10,763,889
12/31/2010	$8,333,333	$1,218,750	$9,552,083	$10,082,755	$10,613,426
3/31/2011	$8,333,333	$1,083,333	$9,416,667	$9,939,815	$10,462,963
6/30/2011	$8,333,333	$947,917	$9,281,250	$9,796,875	$10,312,500
9/30/2011	$8,333,333	$812,500	$9,145,833	$9,653,935	$10,162,037
12/31/2011	$8,333,333	$677,083	$9,010,417	$9,510,995	$10,011,574
3/31/2012	$8,333,333	$541,667	$8,875,000	$9,368,056	$9,861,111
6/30/2012	$8,333,333	$406,250	$8,739,583	$9,225,116	$9,710,648
9/30/2012	$8,333,333	$270,833	$8,604,167	$9,082,176	$9,560,185
12/31/2012	$8,333,333	$135,417	$8,468,750	$8,939,236	$9,409,722

The table above assumes a constant share price of $13.99, which was our closing share price on February 4, 2010, for each day in a pricing period, and assumes that our shares are traded on the New York Stock Exchange or the Nasdaq Global Select Market, during each pricing period.

•	If we paid the entire payment in cash, and our shares were not traded on the New York Stock Exchange or the Nasdaq Global Select Market, we would pay cash in an amount equal to one-half of the total payment then due for principal and interest at 6.5% per year and, with respect to the remaining one-half of the total payment then due, we would pay cash in an amount equal to 115% of the amount that is equal to one-half of the total payment then due for principal and interest at 6.5% per year.

•	The above description of the amount payable on any quarterly payment date is a summary of the payment terms set forth in the indenture. See “Description of Notes” for additional information on the formulas used to determine the amount payable in cash or shares on any payment date.

Default Interest	Upon the occurrence of an event of default, the notes will accrue default interest on the amount of unpaid principal and accrued interest at a rate of 15.00% until such event of default is cured.

Payment Dates	March 31, June 30, September 30 and December 31 of each year, beginning March 31, 2010 and ending December 31, 2012.

Final Maturity Date	December 31, 2012.

Ranking	The notes will be our general senior unsecured obligations and will rank in right of payment:
•	equally with all of our other existing and future obligations that are unsecured and unsubordinated;

•	senior to any existing or future subordinated indebtedness of ours;

•	effectively junior to our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness; and

•	structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Change of Control	Following a Change of Control, as defined in “Description of Notes—Change of Control,” we may redeem all of the notes at a cash purchase price equal to the arithmetic average of:
•	the outstanding principal amount of the notes plus accrued and unpaid interest at a rate of 6.50% per year through the maturity date and

•	a price that will depend upon whether or not our shares are listed at the relevant time on the NYSE or the Nasdaq Global Select Market:
•	if the shares of our common stock have traded on the NYSE or the Nasdaq Global Select Market during each of the ten trading day period prior to the redemption date, an amount determined by (i) dividing the outstanding principal amount of the notes plus accrued and unpaid interest at a rate of 6.50% per year through the maturity date by a price equal to the 90% of the average of the four lowest daily volume weighted average prices of our shares during the ten trading days prior to the payment date and (ii) multiplying the result by the highest volume weighted share price during that ten trading day period; or

•	if the shares of our common stock have not traded on the NYSE or the Nasdaq Global Select Market during each of the ten trading day period prior to the redemption date, an amount determined by multiplying the outstanding principal amount of the notes plus accrued and unpaid interest at a rate of 6.50% per year through the maturity date by 115%

The effective premium payable upon the outstanding principal amount in the event of a redemption following a Change of Control would depend upon the number of remaining quarterly installment payments due at the redemption date and, if our shares are traded on the NYSE or the Nasdaq Global Select Market during the ten day trading period, the difference between the highest volume weighted average price and the average of the four lowest daily volume weighted average prices of our shares during the ten trading days prior to the payment date. The total amount of interest payable on the notes at 6.50% from the date of issuance is approximately $9.9 million.

In addition to our right to redeem the notes, each holder of the notes will have a right to require us to purchase all or a portion of its notes at a purchase price in cash equal to 100% of the outstanding principal amount of the notes and all interest payable through the repurchase date upon a Change of Control in which the worldwide market value of our outstanding common stock held by non-affiliates is more than 10% less than it was immediately before such Change of Control.

Use of Proceeds	We estimate that the net proceeds from the offering of the notes and common shares, after payment of fees and expenses, will be approximately $99.5 million.

We intend to use the proceeds of this offering for general corporate purposes.

Trustee and Paying Agent	The Bank of New York Mellon.

Registered Form	The notes will be issued in the form of a global note held through DTC, with beneficial interests in the global note being available in integral multiples of $1,000.

Trading	The notes will be new securities for which no market currently exists. We cannot assure you that an active or liquid market will develop or be maintained for the notes.

New York Stock Exchange Symbol	CDE.

Toronto Stock Exchange Symbol	CDM.

Australian Stock Exchange Symbol	CXC.

Risk Factors	You should carefully consider the information set forth under the heading “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as well as the other information included in or incorporated by reference into this prospectus supplement, before deciding whether to invest in the notes or the common stock.

RISK FACTORS
          An investment in the notes and our common stock involves certain risks. You should carefully consider the risks described below and all other information set forth or incorporated by reference in this prospectus supplement and accompanying prospectus before making an investment decision. If any of the following risks, as well as other risks and uncertainties that are not yet identified or that we currently think are immaterial, actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that event, the value of the notes and the trading price of our shares of common stock could decline, and you may lose part or all of your investment. For a detailed discussion of these and other risks, see the sections entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, each of which is incorporated by reference into this prospectus supplement.
Risks Related to Our Business
The market prices of silver and gold are volatile. Low silver and gold prices likely would result in decreased revenues, decreased net income or losses and decreased cash flows, and may negatively affect our business.
          Silver and gold are commodities. Their prices fluctuate, and are affected by many factors beyond our control, including interest rates, expectations regarding inflation, speculation, currency values, governmental decisions regarding the disposal of precious metals stockpiles, global and regional demand and production, political and economic conditions and other factors. Because we currently derive approximately 79% of our revenues from continuing operations from sales of silver and 21% from gold, our earnings are primarily related to the price of these metals.
          The market prices of silver (Handy & Harman) and gold (London Final) on February 4, 2010 were $15.48 per ounce and $1,083 per ounce, respectively. The prices of silver and gold may decline in the future. Factors that are generally understood to contribute to a decline in the price of silver include sales by private and government holders and a general global economic slowdown.
          If the prices of silver and gold are depressed for a sustained period and our net losses resume, we may be forced to suspend mining at one or more of our properties until the prices increase and to record additional asset impairment write-downs. Any lost revenues, continued or increased net losses or additional asset impairment write-downs would adversely affect our financial condition and results of operations.
We may have to record write-downs of long-lived assets, which could adversely affect our financial condition and our results of operations.
          Established accounting standards for impairment of the value of long-lived assets such as mining properties require a company to review the recoverability of the cost of its assets by estimating the future undiscounted cash flows expected to result from the use and eventual disposition of the asset. Impairment, measured by comparing an asset’s carrying value to its fair value, must be recognized when the carrying value of the asset exceeds these cash flows, and recognizing impairment write-downs could adversely affect our financial condition and results of operations.
          If silver or gold prices decline or we fail to control production costs or realize the minable ore reserves at our mining properties, we may be required to recognize asset write-downs. We also may record other types of additional mining property charges in the future to the extent we sell a property for a price less than the carrying value of the property, or if reclamation liabilities have to be increased in connection with the closure and reclamation of a property. Additional write-downs of mining properties could adversely affect our financial condition and results of operations.
          On October 14, 2009, COMIBOL, the state-owned mining-organization that manages the Bolivian mining industry, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. We hold rights to mine above this elevation under valid contracts backed by Supreme Decree with COMIBOL as well as contracts with local mining cooperatives who hold their rights through COMIBOL. We have told COMIBOL that we will temporarily adjust our mine plan to confine its activities to the ore deposits below 4,400 meters above sea level. It is uncertain at this time how long the temporary suspension will remain in place.
          As noted above, we expect active mining operations will cease in late 2010 at Martha unless additional mineralization is discovered during the year. In addition, we placed the Cerro Bayo Mine on care and maintenance in October 2008. We are pursuing strategic alternatives for both the Martha and Cerro Bayo Mines, which may result in these assets being sold or otherwise disposed of before the end of their previously estimated useful lives. Consequently, we determined that these factors represent triggering events in accordance with U.S. GAAP, requiring us to assess whether the long-lived assets at these mines were impaired. Step one of the impairment assessment compares the cumulative undiscounted prospective cash flows of the mine to the sum of the carrying values of the long-lived assets. Should the carrying values of the long-lived assets at the mine exceed the sum of those undiscounted future cash flows, a comparison of the fair value of the asset to its book value is then required. If the fair value is less than the carrying value of the assets, an impairment loss would be recorded.
          In projecting its future cash flows, we consider certain assumptions for silver prices (including current and historical prices, analyst consensus forward prices, as well as the trailing three-year average silver market prices) and production levels, expected and historical operating costs and required capital expenditures based on available life of mine plans. Assumptions underlying future cash flows are subject to significant risk and uncertainty associated with any differences between specific assumptions and market conditions, such as silver prices, lower than expected recoverable ounces and our operating performance. We currently are assessing whether an impairment is required at either of these mines. A final determination will be made in connection with the filing of our Annual Report on Form 10K to be filed on February 25, 2010.
Our future operating performance may not generate cash flows sufficient to meet our debt payment obligations, and our indebtedness could negatively affect holders of our notes and our common stock.
          As of September 30, 2009, we had a total of approximately $359.6 million outstanding indebtedness, consisting of $125.4 million of our 3.25% Convertible Senior Notes due 2028 and $65.2 million of our 1.25% Convertible Senior Notes due 2024. Giving effect to this offering on a pro forma basis as of September 30, 2009, we would have had a total of approximately $459.6 million principal amount of outstanding indebtedness.
          Our ability to make scheduled debt payments on our outstanding indebtedness will depend on our future operating performance and cash flow. Our operating performance and cash flow, in part, are subject to economic factors beyond our control, including the market prices of silver and gold. We may not be able to generate enough cash flow to meet our obligations and commitments. If we cannot generate sufficient cash flow from operations to service our debt, we may need to further refinance our debt, dispose of assets or issue equity to obtain the necessary funds. We cannot predict whether we will be able to refinance our debt, issue equity or dispose of assets to raise funds on a timely basis or on satisfactory terms.
          Our indebtedness could negatively affect holders of the notes and our common stock in many ways, including by:
•	reducing funds available to support our business operations and for other corporate purposes because portions of our cash flow from operations must be dedicated to the payment of principal and interest on our debt;

•	impairing our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes;

•	making us more vulnerable to a downturn in general economic conditions or in our business; and

•	negatively affecting our ability to pay interest and principal on our debt, including the notes.

We might be unable to raise additional financing necessary to complete capital needs, conduct our business, make payments when due or refinance our debt.
          We might need to raise additional funds in order to complete capital needs, implement our business plan, refinance our debt or acquire complementary businesses or products. Any required additional financing might not be available on commercially reasonable terms, or at all. If we raise additional funds by issuing equity securities, holders of our common stock could experience significant dilution of their ownership interest, and these equity securities could have rights senior to those of the holders of our common stock.
We are an international company and are exposed to risks in the countries in which we have significant operations or interests. Foreign instability or variances in foreign currencies may cause unforeseen losses, which may affect our business.
          Exploration, development, production and closure activities outside of North America are potentially subject to heightened political and economic risks, including: cancellation or re-negotiation of contracts; disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act; changes in foreign laws and regulations; royalty and tax increases or claims by governmental entities or indigenous communities, including retroactive claims; expropriation or nationalization of property; currency fluctuations; and other risks arising out of foreign sovereignty over areas in which our operations are conducted, including risks inherent in contracts with government owned entities.
          Consequently, our exploration, development, production and closure activities outside of North America may be substantially affected by factors beyond our control, some of which could materially adversely affect our financial condition or results of operations. If a dispute arises from such activities, we may be subject to the exclusive jurisdiction of courts outside North America, which could adversely affect the outcome of a dispute.
Our revenues and income (or loss) from our interest in the Endeavor mine are dependent in part upon the performance of the operators of the mine.
          In May 2005, we acquired silver production and reserves at the Endeavor mine in Australia, which is owned and operated by another mining company. Our revenues and income (or loss) from our interest in the silver production at this mine are dependent in part upon the performance of the operators of this mine as well as upon zinc and lead prices that are sufficient to maintain sustainable operations. The decline in primary metal prices could result in cessation of mining operations at Endeavor, which could require us to record an impairment charge against the value of this asset.
The estimation of ore reserves is imprecise and depends upon subjective factors. Estimated ore reserves may not be realized in actual production. Our operating results may be negatively affected by inaccurate estimates.
          The ore reserve figures presented in our public filings are estimates made by our technical personnel. Reserve estimates are a function of geological and engineering analyses that require us to make assumptions about production costs and silver and gold market prices. Reserve estimation is an imprecise and subjective process, and the accuracy of such estimates is a function of the quality of available data and of engineering and geological interpretation, judgment and experience. Assumptions about silver and gold market prices are subject to great uncertainty as those prices have fluctuated widely in the past. Declines in the market prices of silver or gold may render reserves containing relatively lower grades of ore uneconomic to exploit, and we may be required to reduce reserve estimates, discontinue development or mining at one or more of our properties, or write down assets as impaired. Should we encounter mineralization or geologic formations at any of our mines or projects different from those we predicted, we may adjust our reserve estimates and alter our mining plans. Either of these alternatives may adversely affect our actual production and operating results.

Our marketing of metals and concentrates could be adversely affected if there were to be a significant delay or disruption of purchases by our third-party smelter and refinery customers. In particular, a significant delay or disruption in our sales of concentrates as a result of the unexpected discontinuation of purchases by our smelter customers could have a material adverse effect on our operations.
          We currently market our silver and gold concentrates and doré to third-party smelters and refineries in Mexico, Switzerland, the United States and Australia. The loss of any one smelter or refinery customer could have a material adverse effect on us in the event of the possible unavailability of alternative smelters. We cannot assure you that alternative smelters would be timely available if the need for them were to arise, or that we would not experience delays or disruptions in sales that would materially and adversely affect our financial condition and results of operations.
Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.
          Environmental regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation and set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.
          To the extent that we incur environmental liabilities, the payment of such liabilities or the costs that it may incur to remedy environmental pollution would reduce funds otherwise available to us and could have a material adverse effect on us. If we are unable to fully remedy an environmental problem, we might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The environmental standards that may ultimately be imposed at a mine site affect the cost of remediation and may exceed the financial accruals that have been made for such remediation. The potential exposure may be significant and could have a material adverse effect on our financial condition and results of operations.
          Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations, which could lead to the imposition of substantial fines, remediation costs, penalties and other civil and criminal sanctions. Substantial costs and liabilities, including for restoring the environment after the closure of mines, are inherent in our operations. Although we believe that we are in substantial compliance with applicable laws and regulations, we cannot assure you that any such law, regulation, enforcement or private claim will not have a negative effect on our financial condition or results of operations.
          Some of our mining wastes are currently exempt to a limited extent from the extensive set of federal Environmental Protection Agency (“EPA”) regulations governing hazardous waste under the Resource Conservation and Recovery Act (“RCRA”). If the EPA designates these wastes as hazardous under RCRA, we would be required to expend additional amounts on the handling of such wastes and to make significant expenditures to construct hazardous waste disposal facilities. In addition, if any of these wastes causes contamination in or damage to the environment at a mining facility, such facility may be designated as a “Superfund” site under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”). Under CERCLA, any owner or operator of a Superfund site since the time of its contamination may be held liable and may be forced to undertake extensive remedial cleanup action or to pay for the government’s cleanup efforts and also may be liable to governmental entities for the cost of damages to natural resources, which may be substantial. Additional regulations or requirements also are imposed upon our tailings and waste disposal areas in Alaska under the federal Clean Water Act (“CWA”) and in Nevada under the Nevada Water Pollution Control Law which implements the CWA. Airborne emissions are subject to controls under air pollution statutes implementing the Clean Air Act in Nevada and Alaska. Compliance with CERCLA, the CWA and state environmental laws could entail significant costs, which could have a material adverse effect on our results of operations.
          In the context of environmental permits, including the approval of reclamation plans, we must comply with standards and regulations which entail significant costs and can entail significant delays. Such costs and delays could have a dramatic impact on our operations. We cannot assure you that future changes in environmental regulation, if any, will not adversely affect our operations. We intend to fully comply with all applicable environmental regulations.
We are required to obtain government permits to expand operations or begin new operations. The acquisition of such permits can be materially impacted by third-party litigation seeking to prevent the issuance of such permits. The costs and delays associated with such approvals could affect our operations, reduce our revenues, and negatively affect our business as a whole.
          Mining companies are required to seek governmental permits for expansion of existing operations or for the commencement of new operations such as the Kensington and Palmarejo mines. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions and often involving public hearings and costly undertakings. The duration and success of permitting efforts are contingent on many factors that are out of our control. The governmental approval process may increase costs and cause delays depending on the nature of the activity to be permitted, and could cause us to not proceed with the development of a mine. Accordingly, this approval process could harm our results of operations.
Our operations in Bolivia are subject to political risks.
          The Bolivian government adopted a new constitution in early 2009 that strengthened state control over key economic sectors such as mining. We cannot assure you that our operations at the San Bartolomé mine in Bolivia will not be affected in the current political environment in Bolivia. On October 14, 2009, COMIBOL, the state-owned mining organization, announced by resolution that it was temporarily suspending mining activities above the elevation of 4,400 meters above sea level while stability studies of Cerro Rico mountain are undertaken. We hold rights to mine above this elevation under valid contracts backed by Supreme Decree with COMIBOL as well as contracts with local mining cooperatives who hold their rights through COMIBOL. We have told COMIBOL that we will temporarily adjust our mine plan to confine our activities to the ore deposits below 4,400 meters above sea level. We also are reviewing our mine plan and may modify our manpower and operations schedule to minimize any financial impact of this production shortfall. It is uncertain at this time how long the temporary suspension will remain in place. It is also unknown if any new mining or investment policies or shifts in political attitude may affect mining in Bolivia and other countries.
Our business depends on good relations with our employees.
          We could experience labor disputes, work stoppages or other disruptions in production that could adversely affect us. As of December 31, 2009, unions represented approximately 19% of our worldwide workforce. On that date, we had seven employees at Cerro Bayo and 57 employees at Martha who were working under a collective bargaining agreement. The agreement covering the Cerro Bayo mine expires on December 21, 2010, and a collective bargaining agreement covering the Martha mine expires on June 1, 2010. Additionally, we had 176 employees at our San Bartolomé mine working under a labor agreement which became effective October 11, 2007 and does not have a fixed term.
Risks Related to This Offering
Creditors of our subsidiaries will get paid before holders of the notes will get paid.
          We operate our business through our subsidiaries. Accordingly, we are dependent upon the cash flows of, receipt of dividends and advances from, or repayments of advances by, our subsidiaries in order to meet our debt obligations, including our obligations under the notes. The notes are not guaranteed by our subsidiaries, and consequently, our subsidiaries are not obligated or required to pay any amounts pursuant to the notes or to make funds available in the form of dividends or advances. Any payment of dividends, distributions, loans or advances by our subsidiaries will also be contingent upon our subsidiaries’ earnings and subject to contractual or statutory restrictions.
          In addition, our right to participate in any distribution of assets of any of our subsidiaries, upon any subsidiary’s bankruptcy, liquidation, reorganization or similar proceeding, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, if any. The notes and the related indenture do not limit the ability of any of our subsidiaries to incur additional indebtedness, liabilities and obligations, and our subsidiaries may incur significant additional indebtedness that ranks senior to the notes. As of September 30, 2009, our subsidiaries had $292.4 million of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities.
The market price of our common stock has been volatile and may decline.
          The market price of our common stock has been volatile and may decline in the future. The high and low closing sale prices of our common stock on the New York Stock Exchange were $49.40 and $32.50 in 2005; $51.60 and $3.60 in 2008; and $24.29 and $5.50 in 2009. The closing sale price on the New York Stock Exchange on February 4, 2010, was $13.99 per share.
          The market price of our common stock historically has fluctuated widely and been affected by our operating results and by many factors beyond our control. These factors include:
•	market prices of silver and gold;

•	general stock market conditions;

•	interest rates;

•	expectations regarding inflation;

•	currency values; and

•	global and regional political and economic conditions and other factors.
          In addition, stock markets, including the New York Stock Exchange, generally experience price and trading fluctuations, which result in volatility in the market price of securities that may be unrelated or disproportionate to changes in operating performance. These broad market fluctuations may affect adversely the market prices of the notes and our common stock.
Sales of a significant number of shares of our common stock in the public markets, or the perception of these sales, could depress the market price of the notes.
          Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets, including the vesting of restricted stock, could depress the market price of the notes, our common stock or any of them, and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the notes.
As a holder of notes, you will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.
          Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights or rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting our common stock. As a noteholder, you will have rights with respect to our common stock only if and when we issue common stock as principal or interest on the notes. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to issuance of common stock as interest on the notes, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock that result from such amendment.

Rating agencies may provide unsolicited ratings on the notes that could reduce the market value or liquidity of the notes and our common stock.
          We have not requested a rating of the notes from any rating agency, and we do not anticipate that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors or reduces their rating in the future, the market price or liquidity of the notes and our common stock could be harmed.
The notes will contain only limited restrictive covenants.
          The indenture under which the notes will be issued will not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. Neither the indenture nor the terms of the notes restrict us or our subsidiaries from incurring additional debt, including senior debt or secured debt. In addition, the limited covenants contained in the indenture do not require us to achieve or maintain any minimum financial ratios relating to our financial position or results of operations. The indenture also does not impose any limitation on the incurrence by our subsidiaries of any indebtedness or on our ability to transfer our assets and property among our subsidiaries.
You must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.
          Owners of book-entry interests will not be considered owners or holders of notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, those payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of certificated notes, owners of book-entry interests do not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant. Procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on any requested actions on a timely basis.
Issuance of common stock will dilute the ownership interest of existing stockholders.
          The issuance of common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of shares of our common stock could adversely affect prevailing market prices of shares of our common stock.
We have the ability to issue additional equity securities, which would lead to dilution of our issued and outstanding common stock and any common stock issued as interest on the notes and may materially and adversely affect the price of our common stock and the trading price of the notes.
          The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing shareholders’ equity interests in the Company. We are authorized to issue, without shareholder approval, 10,000,000 shares of preferred stock in one or more series to establish the number of shares to be included in each series and to fix the designation, powers, preferences and relative participating, optional, conversion and other special rights of the shares of each series as well as the qualification, limitations or restrictions on each series, including but not limited to the fixing or alteration of the dividend rights, dividend rate or rates, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any wholly unissued series of shares of preferred stock, or any or all of them. Any series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our Board of Directors has no present intention of issuing any preferred stock, but reserves the right to do so in the future and has reserved for issuance a series of preferred stock in connection with our shareholder rights plan. In addition, we are authorized to issue, without shareholder approval, up to 150,000,000 shares of common stock, of which 81,446,814 shares would be outstanding after giving effect to this offering (but not giving effect to issuance of any shares as payment for principal or interest on the notes). We are also authorized to issue, without shareholder approval, securities convertible into either shares of common stock or preferred stock. If we issue additional equity securities, the price of our common stock and the trading price of the notes may be materially and adversely affected.

There may not be an active trading market for the notes and their price may be volatile. You may be unable to sell your notes at the price desired or at all.
          The notes are a new issue of securities for which there currently is no trading market. As a result, a liquid market may not develop or be maintained for the notes, you may not be able to sell any of the notes at a particular time, if at all, and the prices you receive if or when you sell the notes may not be above their initial offering price. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, the price of our common stock, general economic conditions and our financial condition, performance and prospects.

USE OF PROCEEDS
          We estimate that the net proceeds from the offering of the notes and common shares, after payment of expenses, will be approximately $99.5 million. We intend to use the proceeds of this offering for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES
          The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

Nine Months ended		Years ended
September 30,		December 31,
2009	2008	2008	2007	2006	2005	2004

N/A	N/A	N/A	13.96	19.78	4.71	N/A

N/A — represents coverage ratio of less than 1.
          Our earnings were inadequate to cover fixed charges for 2008 and 2004. The amount by which earnings were inadequate to cover fixed charges was approximately $32.8 million and $23.9 million, respectively.
          Our earnings were inadequate to cover fixed charges for the nine months ended September 30, 2009 and 2008. The amount by which earnings were inadequate to cover fixed charges was approximately $46.1 million and $23.5 million, respectively.
          For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and gains/(losses) on the early retirement of debt and fixed charges, and fixed charges consist of interest, preferred stock dividends and that portion of rent deemed representative of interest.

THE SECURITIES PURCHASE AGREEMENT
          We have entered into a securities purchase agreement with Sonoma Capital Offshore, Ltd., Sonoma Capital, L.P., Manchester Securities Corp, JGB Capital L.P., JGB Capital Offshore Ltd. and SAMC LLC, pursuant to which we have agreed to sell the notes and the shares of common stock being issued to the purchasers and to make quarterly installment payments of principal and interest due on the notes in cash, shares of our common stock or a combination of cash and shares of our common stock. For information on the pricing and other details of the payment of each quarterly installment on the notes, see “Description of Notes.”
          The securities purchase agreement provides that no purchaser has been asked to agree, nor has any purchaser agreed, to desist from purchasing or selling, long and/or short, any of our securities or “derivative” securities based on any of our securities issued or to hold for any period of time the notes or any shares of our common stock, whether issued at the time of issuance of the notes or issued in payment, in whole or in part, of any amount due on the notes. The Company acknowledges in the securities purchase agreement that the purchasers independently may engage in hedging and other trading activities, in compliance with applicable federal and state securities laws, at various times during the period that the notes are outstanding, including during any period when the value of our shares for purposes of paying amounts due on the notes is being determined.
          In the securities purchase agreement, we have agreed that we will take all necessary actions and proceedings that may be required by applicable federal and state securities laws for the legal and valid issuance of the shares, free from any restrictions on transferability, and that we will continue to be registered under Section 12 of the Exchange Act and listed on the New York Stock Exchange or the Nasdaq Global Select Market.
          Each purchaser separately acknowledged its obligation to comply at all times with applicable federal and state securities laws and regulations in connection with transactions in our securities and that we are not responsible in any way for assuring such compliance by the purchasers, and that each purchaser under common management is acquiring any shares issued pursuant to the securities purchase agreement for its or their own account and with its or their own funds and that it or they will at all times exercise its own judgment with respect to the transactions contemplated by the securities purchase agreement.
          We have agreed that we will indemnify and hold harmless each purchaser and its respective directors, officers, affiliates, members, managers, employees, agents, successors and assigns from all losses, liabilities, deficiencies, costs, damages and expenses (including reasonable attorneys’ fees) incurred by any indemnified party as a result of, arising out of or based upon: (i) any inaccuracy in or breach of our representations or warranties in the securities purchase agreement; (ii) our breach of agreements or covenants made by us in the securities purchase agreement; (iii) any third party claims arising out of or resulting from the transactions contemplated by the securities purchase agreement (unless such claim is based upon conduct by such purchaser that constitutes fraud, gross negligence or willful misconduct); or (iv) any untrue statement or alleged untrue statement of a material fact contained in the registration statement, the prospectus, any prospectus supplement or any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or judgments are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any purchaser furnished in writing to us by or on behalf of any purchaser.

DESCRIPTION OF NOTES
          We will issue the notes under an indenture, to be dated as of February 5, 2010, between us and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture between us and the trustee, to be dated as of February 5, 2010. We refer to the indenture as supplemented by the supplemental indenture as the “indenture.” The following description is only a summary of certain provisions of the notes and the indenture. We urge you to read the indenture and the notes in their entirety because they, and not this description, define your rights as holders of the notes. You may request copies of these documents at our address shown under the caption “Where You Can Find More Information” in the accompanying prospectus. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to the “company,” “we,” “us,” “our” and “Coeur” include only Coeur d’Alene Mines Corporation and not its subsidiaries.
General
          The notes will:
•	be limited to $100 million aggregate principal amount;

•	be payable in 12 equal quarterly installments, with the first installment due on March 31, 2010;

•	bear interest payable, at our election, in cash, common stock or a combination thereof at a stated rate of 6.50%, but with payments of principal and interest due on any payment date computed to give effect to recent share prices, valuing our shares of common stock at 90% of the average of the lowest daily volume weighted average prices of our shares during a ten trading day pricing period ending shortly before the due date, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2010 provided, however, that upon the occurrence of an event of default, the notes will bear interest on the amount of unpaid principal and accrued interest at the lesser of 15.00% and the maximum applicable legal rate per annum until such event of default is cured;

•	be our general senior unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated indebtedness, senior in right of payment to all our existing and future indebtedness that is expressly subordinated in right of payment to the notes but effectively junior to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness and structurally subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries; and

•	be due on December 31, 2012, unless earlier redeemed or repurchased by us.
          Because our operations are conducted through subsidiaries, none of which has guaranteed our obligations under the notes, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings of our subsidiaries and are subject to various business considerations. Our right to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively junior to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are ourselves recognized as a creditor of such subsidiary. In such a case, our claims would still be junior to any security interests in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by us.
          Other than restrictions described under “Consolidation, Merger, Sale or Conveyance,” and “Change of Control,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in any credit rating that may have been assigned to the notes as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders of the notes. In addition, neither we nor any of our subsidiaries will be restricted under the indenture from paying dividends, incurring debt or issuing or repurchasing our securities.
          No sinking fund is provided for the notes, but principal thereof is payable quarterly in 12 equal installments.
          The notes will be in global form. Beneficial interests in the notes will be issued only in book-entry form in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes will be shown on, and transfers of beneficial interests in the notes will be effected only through, records maintained by The Depository Trust Company, or DTC, or its nominee. For information regarding registration of transfer and exchange of global notes held through DTC, see “Description of the Debt Securities—Book-Entry Procedures and Settlement” in the accompanying prospectus.
          We may from time to time repurchase the notes in open market purchases or negotiated transactions without prior notice to holders of the notes.
Ranking
          The notes will be our general senior unsecured obligations and will rank equally in right of payment among themselves and with all our existing and future unsecured and unsubordinated indebtedness. The notes will be senior in right of payment to all our existing and future indebtedness that is expressly subordinated in right of payment to the notes. However, because the notes are not secured, they will be effectively junior to any of our existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness.
          At September 30, 2009, assuming we had completed this offering on such date and after giving effect to the application of the estimated net proceeds of this offering, we would have had $459.6 million of debt outstanding (including the notes), all of which would have ranked equally with the notes.
          Because the notes will not be guaranteed by our subsidiaries, they will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2009, our subsidiaries had $292.4 million of indebtedness and other liabilities, including trade payables and excluding deferred tax liabilities.
Payment of Principal and Interest
          The notes will accrue interest at 6.50%, provided, however, that upon the occurrence of an event of default, the notes will accrue interest on the outstanding principal balance and unpaid interest at the lesser of 15.0% and the maximum applicable legal rate per annum until the event of default is cured, if applicable. Interest will accrue from the date of issuance of the notes or from the most recent date to which interest has been paid or duly provided for. We will pay interest quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2010, to holders of record at 5:00 p.m., New York time, on the preceding March 15, June 15, September 15 and December 15, respectively, whether or not a business day. The principal of the notes is payable in 12 equal quarterly installments, with a final maturity date of December 31, 2012. Holders of the notes must surrender their note to the paying agent as a condition to collecting the final payment of principal and interest and any other amounts due and payable thereon.
          Principal and interest will be payable in cash, common stock or a combination of cash and common stock, at our option, provided that we can elect to pay in common stock only if the Equity Conditions set forth below are satisfied or waived with respect to such payment date and we are in compliance with the limitations on our ability to issue additional shares of common stock described below.
Cash Payments of Principal, Interest and Premium
          Principal and interest, to the extent paid in cash, and premium, if any, will be paid to DTC in immediately available funds. We may pay up to 50% of each installment payment in cash. If we elect (or are deemed to have elected) to pay more than 50% of any payment in cash, then, in addition to the cash payment for the first 50% of the installment, if the Daily VWAP can be determined on each of the ten days immediately prior to the applicable payment date, we shall pay be required to make an additional payment, which we refer to as the IA Additional Cash Payment, determined according to the formula below, or, if the Daily VWAP cannot be determined on each of the ten trading days immediately prior to the applicable payment date, the IA Base Payment, determined according to the second formula below.
          The “IA Additional Cash Payment” is determined according to the following formula:

IA =	X — Y	× Z × P%
          For the purposes of the foregoing formula:
IA= the IA Additional Cash Payment.
X = the installment payment payable on the applicable payment date.
Y = 90% of the average of the four lowest Daily VWAPs during the ten trading days immediately prior to the applicable payment date.
Z = the highest Daily VWAP during the ten trading days immediately prior to the applicable payment date.
P% = the amount by which the percentage of the payment we elect to pay in cash exceeds 50%.
          The “IA Base Payment” shall be determined according to the following formula:
          IB = 1.15 × X × P%
          For the purposes of the foregoing formula:
IB = IA Base Payment
X = the installment payment payable on the applicable payment date
P% =the amount by which the percentage of the payment we elect to pay in cash exceeds 50%.
Payments of Principal and Interest Made in Common Stock
          We may make payments of principal and interest in common stock only if each of the following conditions, which we refer to as the Equity Conditions, is satisfied as to such payment date:
(i)	on the payment date and each day during the ten trading day period prior to the applicable payment date, which period (including the payment date) we refer to as the Equity Conditions Measuring Period, all shares of our common stock to be issued in connection with the applicable installment date shall be eligible for resale by the holder without restriction and without need for additional registration under any applicable federal or state securities laws;

(ii)	on each day during the Equity Conditions Measuring Period, the common stock is designated for listing on the New York Stock Exchange, or NYSE, or the Nasdaq Global Select Market, or Nasdaq, and such exchange or market has not suspended the common stock from trading or threatened delisting or suspension, nor is delisting pending, nor is there any SEC or judicial stop trade order or trading suspension stop order;

(iii)	any shares of common stock to be issued may be issued in full without violating certain covenants contained in the indenture or the rules or regulations of the NYSE or Nasdaq;

(iv)	during the Equity Conditions Measuring Period, there shall not have occurred and be continuing, unless waived by the trustee at the direction of the holders of a majority in aggregate principal amount of the notes then outstanding, either (A) an event of default or (B) an event that with the passage of time or giving of notice would constitute an event of default;

(v)	during the Equity Conditions Measuring Period, we have no knowledge of any fact that would cause any shares of common stock to be issued not to be eligible for resale by the holder without restriction and without the need for additional registration under any applicable federal or state securities laws;

(vi)	during the Equity Conditions Measuring Period, we have not provided any holder of the notes with information that we believe is material non-public information;

(vii)	during the Equity Conditions Measuring Period, neither the registration statement, this prospectus supplement nor the accompanying prospectus contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(viii)	our transfer agent for the common stock is participating in the DTC Fast Automated Securities Transfer Program;

(ix)	during the Equity Conditions Measuring Period, the closing price of the common stock is at least $5.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction); and

(x)	all shares of common stock to be issued in connection with the applicable payment date (or such other date on or event for which the Equity Conditions are required to be satisfied) are duly authorized, and will be validly issued, fully paid and non-assessable upon issuance and the issuance of the shares will not require any further approvals of our board of directors or shareholders.
           If we elect to make a payment in common stock but the aggregate number of shares of common stock which would be delivered in respect to the payment exceeds 9.9% of the issued and outstanding shares, then we will deliver the number of shares of common stock that would not exceed 9.9% of the issued and outstanding shares. In lieu of delivering the remaining shares, we will pay to the trustee of behalf of each holder an amount in cash equal to the portion of the amount we elected to pay in common stock that would otherwise be payable in respect of such remaining shares.
           If we elect to make a payment in common stock but the Equity Conditions are neither satisfied nor waived by the trustee at the direction of the holders of a majority of the aggregate principal amount of the outstanding notes, then in lieu of a payment in common stock, we shall pay an amount in cash, no more than three trading days after the payment date, determined according to the following formula:

EC =	X — Y	× Z
          For the purposes of the foregoing formula:
EC = the EC Payment.
X = the amount we elected to pay in common stock (or, in the case that such payment amount when aggregated with shares of common stock already issued in respect of the notes would exceed the maximum number of shares that we may issue with respect to the notes pursuant to the rules and regulations of the NYSE (or any other principal United States securities market on which our common stock is traded, only that portion of the amount we elected to pay in common stock that would exceed such maximum amount).
Y = 90% of the arithmetic average of the four lowest Daily VWAPs of the common stock during the ten trading days prior to the payment date.
Z = the highest Daily VWAP during the ten trading days prior to the payment date.
          If we elect to make a payment in common stock but the Daily VWAP cannot be determined on each of the ten days prior to the payment date, then in lieu of a payment in common stock, we shall pay to the trustee on behalf of the holders the IA Non-Stock Base Payment, determined according to the following formula:
          NS = 1.15 × X × S%
          For the purposes of the foregoing formula:
NS = IA Non-Stock Base Payment.
X = the installment payment payable on the applicable payment date.

S% = the percentage of the applicable installment payment that we elected to pay in common stock.
Procedural Matters
          If we elect to pay principal or interest in common stock, the shares of common stock will be valued at 90% of the arithmetic average of the four lowest Daily VWAPs (as defined below) per share during the ten trading days (as defined below) immediately preceding the applicable payment date. We shall give notice to the trustee and the holders of the notes as to whether we elect to make a payment in cash or to make such payment in whole or in part in shares of our common stock no later than 11 trading days before such payment date. If we do not timely deliver this notice, or if the Equity Conditions are not satisfied as of the date 11 trading days before such payment date, we shall be deemed to have elected to pay the entire amount in cash. Interest will be computed on the basis of a 360-day year consisting of 12 30-day months. If a payment date is not a business day, payment will be made on the next succeeding business day and no additional interest will accrue for the intervening period. Our ability to pay principal or interest in common stock is subject to certain conditions set forth in the indenture. See “Limitations on Issuance of Additional Shares of Common Stock” for discussion regarding one of these conditions.
          Not later than the third trading day after any payment date, which we refer to as the Delivery Date, we or our transfer agent shall instruct the trustee to instruct DTC to credit the aggregate number of shares of common stock to which a given holder of notes shall be entitled, free from any restrictive legend, to such holder’s or its designee’s balance account with DTC. If such shares of common stock are not delivered, we shall:
•	either (i) instruct the trustee to instruct DTC to deliver such shares of common stock to the applicable holder’s or its designee’s balance account with DTC through the DWAC system not later than the fifth trading day after the Delivery Date, or (ii) not later than the fifth trading day after the Delivery Date, pay in cash either the Delivery Failure Amount or, if the Daily VWAP cannot be determined on each day of the ten trading days prior to the payment date, the IA Non-Stock Base Payment applicable to such shares of common stock.

•	pay to the trustee on behalf of the holders of the notes, in cash, an amount per trading day after the Delivery Date until the Delivery Failure Amount is paid in cash or the common shares are delivered to the holder’s or its designee’s balance account with DTC through the DWAC system, together with interest on such amount at a rate equal to the sum of (A) the lesser of 15% and the maximum applicable legal rate per annum, plus (B) 1% of the portion of the amount we elected to pay in common stock in respect of shares of common stock that we have failed to deliver to the holder for each of the first five trading days after the Delivery Date and 2% of the portion of the amount we elected to pay in common stock in respect of shares of common stock that we have failed to deliver to the holder for each trading day thereafter.
          The “Delivery Failure Amount” shall be determined according to the following formula:

DFA =	X — Y	× Z
          For the purposes of the foregoing formula:
DFA = the Delivery Failure Amount.
X = the portion of the amount we elected to pay in common stock in respect of shares of common stock that we have failed to deliver to the holder of notes.
Y = 90% of the arithmetic average of the four lowest Daily VWAPs of the common stock during the ten trading days prior to the payment date in respect of such amount we elected to pay in common stock.
Z = the highest Daily VWAP during the period commencing on the date we delivered a notice to the trustee and the holders of notes specifying the portions of the payment which we elected to pay in cash and common stock and certifying that the equity conditions were satisfied for the payment date in respect of such amount we elected to pay in common stock and ending on the date that we pay to the holder the Delivery Failure Amount.

          If we elect to pay an installment of principal and interest in common stock instead of cash, we will pay cash in lieu of any fractional shares at a rate equal to the daily volume-weighted average price per share for our common stock for the five trading days immediately preceding the first trading day prior to the relevant payment date.
          “Trading day” means a day on which the common stock is traded on either the NYSE or Nasdaq, or, if the common stock is not so listed or traded, a business day.
          “Daily VWAP” means the daily volume-weighted average price for shares of the common stock on the NYSE or Nasdaq, as applicable, during the period beginning at 9:30 a.m. (New York time) (or such other time as such exchange publicly announces is the official open of trading), and ending at 3:59 p.m. (New York time) (or one minute before such other time as such trading market publicly announces is the official close of trading) as reported by Bloomberg Financial Markets through its “Volume at Price” function (subject to adjustment to reflect dividends, stock splits, stock combinations or other similar transactions after the date of the indenture) of such security pursuant to an individual transaction.
          All references to “interest” in this prospectus supplement are deemed to include additional interest, if any, payable as liquidated damages that accrues in connection with our failure to comply with our obligations under the indenture, if applicable, as described under “—Events of Default; Notice and Waiver.”
Limitations on Issuance of Additional Shares of Common Stock
          The total number of shares of common stock that we may issue in connection with this offering of common stock and notes (and including stock that may be made in payment of principal, premium and interest) shall not exceed the maximum number of shares of common stock that we may issue with respect to the notes pursuant to the rules and regulations of the NYSE (or any other principal United States securities market on which our common stock is traded), which as of the date hereof is 16,275,575 shares, subject to adjustments for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to our common stock occurring after the issuance of the notes.
          The limitation set forth above does not apply to issuances of our common stock in excess of such limitation and permitted by the applicable rules and regulations of the principal United States securities market on which our common stock is listed or traded or if stockholder approval for such issuances has been obtained.
          To the extent that the limitation set forth above limits us from issuing shares, any further payments by us in respect of the notes shall be paid to the trustee on behalf of each holder, not more than three trading days after the payment date, in an amount in cash equal to the EC Payment.
Covenants
          In addition to customary covenants, the indenture includes the covenants described below.
Corporate Existence
          We shall maintain in full force and effect our corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by us and reasonably deemed to be necessary to the conduct of our business.
Regulatory Compliance
          If any shares of common stock to be reserved for the purpose of paying principal and interest and any other amounts due and payable under the notes require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body before the shares may be validly issued or delivered in connection with a payment, we shall, at our sole cost and expense, in good faith and as expeditiously as possible, use our best efforts to secure such registration, listing or approval.
Issue Taxes
          We shall pay all issue and other taxes, excluding federal, state or local income taxes, that may be paid in respect of the issue or delivery of shares of our common stock in accordance with the notes.
Equal Treatment of Holders
          We shall not pay or offer any consideration to any holder of the notes to amend, waive or modify any provision of the notes or the indenture unless the same consideration is offered to all of the holders of the notes.
Consolidation, Merger, Sale or Conveyance
          We may, without the consent of the holders of any of the notes, consolidate with or amalgamate or merge with or into, or sell, convey or lease all or substantially all of our assets to, any other company, if:
•	we are the continuing company or the successor company is organized and existing under the laws of any U.S. jurisdiction or any European Union jurisdiction and expressly assumes our obligations under the indenture and the notes and the covenants and conditions in the indenture; and

•	immediately after the transaction, the continuing or successor company is not in material default in the performance or observance of any covenant or condition in the indenture.
          Under any amalgamation, merger, consolidation, sale, lease or conveyance as described in the preceding paragraph, and following the assumption by the successor corporation as described in the preceding paragraph, the successor corporation shall succeed to and be substituted for us, and may exercise all our rights and powers under the indenture. If the predecessor is still in existence after such a sale or conveyance, it will be discharged from its obligations and covenants under the indenture and the notes.
Change of Control
          Within 90 days of a Change of Control (as defined below), we may redeem the notes, in whole but not in part, at a cash redemption price, which we refer to as the Redemption Price, equal to the arithmetic average of (i) the entire outstanding principal amount of the notes and all interest payable through the maturity date, except for any amount payable on a payment date having a record date prior to the date a notice of redemption is mailed and (ii) if the Daily VWAP can be determined on each of the ten trading days immediately prior to the applicable payment date, the CR Cash Payment Amount, determined according to the formula below, or, if the Daily VWAP cannot be determined on each of the ten trading days immediately prior to the applicable payment date, the CR Base Payment, determined according to the second formula below. Notice of redemption of the notes will be mailed to the holders of the notes not more than 30 days following the occurrence of a Change of Control, and will state the redemption date (which shall be no later than 30 days from the date the notice is mailed). The Redemption Price will be payable in cash by wire transfer of immediately available funds on the redemption date.
          The “CR Cash Payment Amount” is determined according to the following formula:

CR =	X — Y	× Z
          For the purposes of the foregoing formula:
CR= the CR Cash Payment Amount.
X = the entire outstanding principal amount of the notes and all interest payable through the maturity date and any other amounts due under the notes, except for any amount payable on a payment date having a record date prior to the date the notice of redemption is mailed.
Y = 90% of the arithmetic average of the four lowest Daily VWAPS during the ten trading days immediately prior to the redemption date.
Z = the highest Daily VWAP during the ten trading days prior to the redemption date.
          The “CR Base Payment” is determined according to the following formula:
          CRBP = X × 1.15
          For purposes of the foregoing formula:
CRBP = the CR Base Payment.
X = the entire outstanding principal amount of the notes and all interest payable through the maturity date and any other amounts due under the notes, except for any amount payable on a payment date having a record date prior to the date the notice of redemption is mailed.

          Unless we have already mailed a notice of redemption as described above, upon a Change of Control in which the worldwide market value of our outstanding common stock held by non-affiliates is more than 10% less, immediately following the Change of Control, than it had been immediately before the Change of Control, each holder of notes may require us to purchase all or a portion of its notes at a purchase price in cash equal to 100% of the outstanding principal amount of the notes and all interest payable through the repurchase date, subject, in the event that there is a payment date having a record date prior to the date our offer is mailed, to the right of holders of record on that record date to receive the principal and interest due on such payment date. The offer to purchase will state that a Change of Control has occurred and that the holder of notes has the right to require us to purchase the holder’s notes at a purchase price in cash equal to 100% of the outstanding principal amount of the notes and all interest payable through the repurchase date, subject, in the event that there is a payment date having a record date prior to the date our offer is mailed, to the right of holders of record on that record date to receive the principal and interest due on such payment date. The offer to purchase will also include the circumstances and relevant facts and financial information about the Change of Control, the date of repurchase (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed) and the procedures which a holder of notes must follow to have its notes purchased. A holder of notes electing to have notes purchased will be required to surrender the notes, with an appropriate form, to us at least three business days before the repurchase date. A holder of notes will be entitled to withdraw such an election no later than one business day before the purchase date.
           We will not be required to mail an offer to purchase the notes upon such a Change of Control if a third party offers to purchase the notes in the manner, at the times and otherwise in compliance with the requirements described above and purchases all notes validly tendered and not withdrawn by the holders.
          A “Change of Control” means the occurrence of any of the following transactions or events: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our and our subsidiaries, assets taken as a whole, to any person other than us or one of our direct or indirect wholly owned subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 50% of our outstanding common stock or other voting stock into which our common stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in a transaction in which any of our outstanding common stock or any of the outstanding common stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the shares of our common stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, capital stock representing the majority of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction and the proportional voting power of the holders of our common stock immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction is in substantially the same proportions as their respective voting power vis-à-vis each other with respect to our common stock that they held immediately prior to such transaction; or (ii) that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding common stock solely into shares of the common stock of the surviving entity; (4) the adoption of a plan relating to our liquidation or dissolution; or (5) during any 12-month period, the individuals who (A) were members of our Board of Directors on the first day of each such period or (B) subsequently became members of our Board of Directors and whose election or initial nomination for election subsequent to that date was approved by a majority of the continuing directors on our Board of Directors, cease to constitute a majority of our Board of Directors.
Events of Default; Notice and Waiver
          Each of the following is an event of default:
•	we fail to pay any amount of principal, interest or other amounts when and as due under the notes or fail to deliver common stock required to be delivered, which failure is not cured within five business days after the date the payment was due or the shares were required to be delivered;

•	we fail to observe or perform any other covenant, condition or agreement contained in the notes or the indenture, which failure is not cured within 30 days after notice of the default sent by the trustee or by holders of at least 25% in principal amount of the outstanding notes;

•	we fail to pay liquidated damages under the notes;

•	any representation or warranty made by us in the notes or the indenture proves to have been false or incorrect or breached in a material respect on the date as of which it was made;

•	we or any of our subsidiaries default in any payment of any amount of principal of or interest on any indebtedness (other than the indebtedness under the notes), the aggregate principal amount of which exceeds $25 million, or default in the observance or performance of any other agreement or condition relating to any such indebtedness or contained in any instrument of agreement evidencing, securing or relating thereto, or any other event occurs or condition exists, as a result of which the holders or beneficiaries of such indebtedness have declared such indebtedness to be due prior to its stated maturity; or

•	certain events of bankruptcy affecting us or certain of our subsidiaries.
          It shall not be an event of default if we fail to perform, or breach, any covenant or agreement to deliver SEC reports to the trustee contained in Section 314(a)(1) of the Trust Indenture Act. Remedies against us for such a failure or breach will be limited to liquidated damages and holders of the notes will not have any right to accelerate the maturity of the notes as a result of any such failure or breach. In the event of such a failure or breach and such failure or breach continues for 60 days after notice from the trustee or holders of at least 25% in principal amount of the outstanding notes, we will pay liquidated damages to all holders of the notes, at a rate per year equal to 0.25% of the outstanding principal amount of such notes from the 60th day following notice of the breach to and including the 150th day following the notice and at a rate per year of 0.50% of the principal amount of such notes from and including the 151st day following the notice, until the failure or breach is cured. Any such liquidated damages will be payable in the same manner and on the same dates as the stated interest payable on the notes.
          If a bankruptcy event of default, as described in the sixth bullet point above, occurs, the principal of and interest on the notes shall become immediately due and payable without any declaration or other act on the part of the trustee or any holder of the notes.
          If any other event of default occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable immediately by written notice to us. However, if, after the principal of the notes has been declared due and payable, but before any judgment or decree for the payment of the amounts due has been obtained or entered as hereinafter provided, we pay or deposit with the trustee sufficient funds to pay all matured installments of interest, if any, upon all the notes and the principal of the notes and any other amounts due other than by such acceleration (with interest upon such principal and other amounts and, to the extent enforceable under applicable law, upon overdue installments of interest, at the rate borne by the notes to the date of such payment or deposit) and all other defaults under the indenture, other than the nonpayment of the principal of notes that has become due by such acceleration, have been remedied, then the holders of a majority in principal amount of the outstanding notes may waive all defaults and rescind and annul such declaration and its consequences by written notice to us and to the trustee.
          Subject to the provisions of the indenture, if an event of default with respect to the notes occurs and is continuing, the trustee will have no obligation to exercise any of the trusts or powers vested in it by the indenture at the request or direction of any holder of the notes, unless such holder offers the trustee security or indemnity satisfactory to the trustee.
          Upon the date of any acceleration of the amounts due and payable under the notes, we will deliver to the trustee on behalf of the holders of the notes by wire transfer of immediately available funds an amount in cash equal to the arithmetic average of the entire amount due and payable under the notes and, if the Daily VWAP can be determined on each of the ten trading days immediately prior to the date of acceleration, the EOD Cash Payment Amount, determined according to the formula below, or, if the Daily VWAP cannot be determined on each of the ten trading days immediately prior to the date of acceleration, the EOD Base Payment, determined according to the second formula below.
          The “EOD Cash Payment Amount” is determined according to the following formula:

EOD =	X — Y	× Z
          For the purposes of the foregoing formula:
EOD = the EOD Cash Payment Amount.
X = the entire outstanding principal amount of the notes, all interest on the outstanding principal amount of the notes due through the maturity date and all other amounts due under the notes.
Y = the four lowest Daily VWAPs during the ten trading days immediately prior to the date of acceleration.
Z = the highest Daily VWAP during the ten trading days immediately prior to the date of acceleration.
          The “EOD Base Payment” is determined according to the following formula:
          EODB = X × 1.15
          For purposes of the foregoing formula:
EODB = the EOD Base Payment.
X = the entire outstanding principal amount of the notes, all interest on the outstanding principal amount of the notes due through the maturity date and all other amounts due under the notes.
          If a default occurs and is continuing and is known to the trustee, the trustee will mail a notice of such default to each holder of the notes within 60 days after the trustee obtains knowledge of such default. However, the trustee may withhold notice to the holders of the notes of any default, except a default in payment of principal of, premium, if any, or interest on the notes, if and so long as a committee of its responsible officers in good faith determines that withholding such notice is in the interest of the holders of the notes.
          The holders of a majority of the outstanding principal amount of the notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred by the indenture on the trustee with respect to the notes, subject to limitations specified in the indenture.
Global Notes and Book-Entry System
          The notes will be issued in global form. The global notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, who will be the global notes holder. Except as set forth in this prospectus supplement and the accompanying prospectus, the global notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the global notes directly through DTC if they are participating organizations or “participants” in such system or indirectly through organizations that are participants in such system.
Registration, Registration of Transfer and Exchange
          Notes issued upon any registration of transfer or exchange of notes will be our valid obligations, evidencing the same debt, and entitled to the same benefits, as the notes surrendered upon such registration of transfer or exchange.
          Every note presented or surrendered for registration of transfer or exchange, if so required by us or the trustee, will be endorsed, or be accompanied by a written instrument of transfer satisfactory to us and the trustee, executed by the holder of the note or its attorney and authorized in writing.

No service charge shall be made for any registration of transfer or exchange of the notes, but we may require payment of an amount sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Securities, other than certain exchanges not involving any transfer.
          We will not be required to issue, register the transfer of or exchange any notes during the 15-day period prior to the day a notice of redemption is mailed, nor will we be required to register the transfer of or exchange any note so selected for redemption in whole or in part, except, in the case of any note to be redeemed in part, the portion thereof not redeemed.
Amendment, Supplement and Waiver
          Without the consent of any holder of the notes, we and the trustee may amend or supplement the indenture or the notes to:
•	cure any ambiguity, omission, defect or inconsistency;

•	evidence the succession of another corporation to the company and the assumption by the successor corporation of our covenants, agreements and obligations under the indenture and the notes;

•	convey, transfer, assign, mortgage or pledge any property or assets to the trustee as security for the notes;

•	add guarantees or add further covenants, restrictions, conditions or provisions for the protection of the holders of the notes; or to release any guarantee where such release is permitted;

•	establish the form or terms of and provide for any series of unissued debt securities including any additional notes;

•	make any changes to comply with the Trust Indenture Act or any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	provide for appointment of a successor trustee with respect to the notes and to add to or change any provision of the indenture as necessary to provide for or facilitate the administration of any trusts under the indenture by more than one trustee.
          With the exceptions discussed below, we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. In addition, the holders of a majority in principal amount of the notes then outstanding may waive any existing default under the indenture, other than any default in payment of principal of or interest on the notes. These consents and waivers may be obtained in connection with a tender offer or exchange offer for the notes.
          Without the consent of each affected holder of the notes, we and the trustee may not:
•	change the maturity date of the notes;

•	reduce the principal amount of the notes;

•	reduce the rate or extend the time of payment of any interest on the notes;

•	reduce any amount payable on redemption or repurchase of the notes;

•	change the time at which the notes may be redeemed;

•	impair or affect the right of any holder of the notes to receive payment of principal of and interest on the notes or to institute suit for payment of principal and interest;

•	impair or affect the right of any holder of the notes to receive payment of any IA Base Payment, IA Additional Cash Payment, EC Payment, IA Non-Stock Base Payment, Delivery Failure Amount, EOD Cash Payment Amount, EOD Base Payment, CR Cash Payment Amount or CR Base Payment;

•	amend or modify the provision prohibiting waiver, after the eighth trading day immediately prior to the applicable payment date, of the Equity Condition that during the ten trading days immediately prior to the applicable payment date, the closing price of the common stock is at least $5.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction);

•	amend or modify the definition of “Equity Conditions”; or

•	change the provisions of the indenture that relate to modifying or amending the provisions of the indenture described above.
Repurchase and Cancellation
          We may, to the extent permitted by law, repurchase any notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by us may, at our option, be surrendered to the trustee for cancellation, but may not be reissued or resold by us.
SEC Reports
          So long as any notes are outstanding, we will file with the trustee, within 15 days after we file them with the SEC, all copies of our annual reports on Form 10-K and of the information, documents and other reports which we are required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act.
Information Concerning the Trustee
          We have appointed The Bank of New York Mellon, the trustee under the indenture, as paying agent, notes registrar and custodian for the notes. The trustee or its affiliates may also provide other services to us in the ordinary course of their business. The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.
No Stockholder Rights for Holders of the Notes
          Holders of the notes, as such, will not have any rights as stockholders of Coeur (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).
No Personal Liability of Directors, Officers, Employees and Stockholders
          The indenture provides that as a condition of, and consideration for, acceptance of the notes, all holders of the notes will waive and release the incorporators, stockholders, officers and directors of us or our successors (which we refer to as our agents) of personal liability because of the creation of the notes. No recourse for any obligation, covenant or agreement in the indenture, or in the notes may be had against our agents.
Governing Law
          The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Calculations in Respect of Notes
          The trustee shall not be responsible for making any calculations under the indenture or for determining amounts to be paid on the notes or for monitoring any stock price. The trustee shall rely conclusively on calculations and information we provide to the trustee as to each of the foregoing. The Trustee shall not be charged with knowledge of or have any duties to monitor whether a Change of Control has occurred or the Equity Conditions are satisfied, nor for monitoring any measuring period. In each of the above-described cases, we shall make all such calculations and measurements, and, if notified to the trustee, the trustee shall be fully protected in relying thereon.

DESCRIPTION OF COMMON STOCK
          This summary of our common stock may not contain all of the information that is important to you. To understand them fully, you should read our current Articles of Incorporation and current By-laws. Copies of these documents are filed with the SEC and incorporated by reference in this prospectus supplement. The following description is qualified in its entirety by reference to each of the charter documents and to the applicable provisions of the General Corporation Law of the State of Idaho.
          Pursuant to the securities purchase agreement among us and Sonoma Capital Offshore, Ltd., Sonoma Capital, L.P., Manchester Securities Corp, JGB Capital L.P., JGB Capital Offshore Ltd. and SAMC LLC, we have agreed to sell the shares of common stock being issued to the purchasers and to make quarterly installment payments due on the notes in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election.
          We are authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share. The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders of shares of common stock may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of shares of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding shares of common stock are fully paid and non-assessable.
          Our Articles of Incorporation include a “fair price” provision, applicable to some business combination transactions in which we may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of our outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:
•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.
          By discouraging some types of hostile takeover bids, the fair price provision may tend to insulate our current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.
          The transfer agent and registrar for our common stock, which is listed on the New York Stock Exchange and the Toronto Stock Exchange, is The Bank of New York Mellon. As of February 3, 2010, we had 81,446,814 shares of common stock issued and outstanding.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
          The following is a summary of certain United States federal income tax considerations relating to the acquisition, ownership and disposition of the $100 million aggregate principal amount of the notes issued pursuant to this offering (the “notes”) and shares of our common stock, in each case by holders acquiring the notes pursuant to this offering, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated pursuant to the Code, rulings and judicial decisions as of the date hereof. These authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) or an opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.
          This summary assumes that the notes and any shares of our common stock are held as capital assets for United States federal income tax purposes. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address tax considerations that may be relevant to holders in light of their particular circumstances, or to holders that may be subject to special tax rules, including, without limitation:
•	holders subject to the alternative minimum tax;

•	banks;

•	tax-exempt organizations;

•	insurance companies;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	financial institutions;

•	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	persons that will hold the notes or our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell the notes or our common stock under the constructive sale provisions of the Code; or

•	persons subject to the Code provisions applicable to certain United States expatriates.
          If a partnership (including, for purposes of this discussion, any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds notes or our common stock, the tax treatment of a partner or other owner in the partnership will generally depend upon the status of the partner and the activities of the partnership. This summary does not address the particular tax consequences of holding notes through a partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.
          THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences to U.S. Holders
          The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of the notes. Certain consequences to “non-U.S. holders” of the notes are described under “Consequences to Non-U.S. Holders” below. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.
Notes
          We expect each note will be considered to be issued with original issue discount (“OID”) equal to the excess of the “stated redemption price at maturity” of the note over its issue price. If a note is treated as being issued with more than a de minimis amount of OID, you generally will be required to include that OID in income (as ordinary interest income) before receipt of the cash or other payments attributable to such income, regardless of your regular method of tax accounting. A debt instrument is considered issued with more than a de minimis amount of OID if the debt instrument’s stated redemption price at maturity exceeds its issue price by more than the product of 25 basis points (0.25%) multiplied by the number of complete years from the debt instrument’s issue date until its maturity. For purposes of the foregoing, the general rule is that the stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of “qualified stated interest.”
          The purchase price for the shares and notes shall be allocated to the shares at the fair market value of the shares on the date they are issued and the remainder of the purchase price that is not allocated to shares shall be allocated to the notes. Cash and the fair market value of any common stock received on account of the stated interest on the notes will be taxed as ordinary interest income at the time it is paid or accrues in accordance with your regular method of accounting for tax purposes. The basis in any shares of common stock received on account of accrued interest would equal the fair market value of such shares when received. The holding period for any shares of common stock attributable to accrued interest would begin the day after the date of receipt.
          Because the notes are being treated as issued with more than a de minimis amount of OID, the amount of OID includible in income by you would be the sum of the “daily portions” of OID with respect to the notes for each day during the taxable year or portion of the taxable year in which you hold the notes. The daily portion would be determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The amount of OID allocable to any accrual period would be equal to:
•	the product of the note’s “adjusted issue price” at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period, and properly adjusted for the length of the accrual period), less

•	the qualified stated interest allocable to such period.
          The adjusted issue price of a note at the beginning of any accrual period is equal to its issue price increased by the aggregate amount of OID previously accrued on the note for all prior accrual periods and decreased by any payments, other than payments of qualified stated interest, made on the notes on or before the first day of the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the notes and the notes’ adjusted issue price at the beginning of the final accrual period.

          Under the foregoing rules, you would be required to include in gross income increasingly greater amounts of OID in each successive accrual period. Your tax basis in the notes would be increased by the amount of OID you include in gross income and will be decreased by the amount of any payments you receive with respect to the notes, other than payments of qualified stated interest.
          We will provide certain information to the IRS and will furnish annually to record U.S. holders of the notes (other than certain exempt holders, including, in particular, corporations) information with respect to OID accruing, if any, on the notes during the taxable year.
Payments Upon Certain Contingencies
          If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent payment debt instruments. These rules may require a holder to accrue interest income at a rate higher than the rates described in this section and require the holder to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of a note before the resolution of the contingencies. If we exercise our right to redeem the notes upon a Change of Control, each holder may be entitled to receive upon redemption a payment which may be in excess of stated principal and interest. See “Description of Notes—Change of Control.” Further, we may be required to pay additional amounts of interest upon the occurrence of an event of default. See “Description of Notes—Events of Default; Notice and Waiver.” Lastly, we may be required to pay liquidated damages to holders of the notes equal to 0.25% of the outstanding principal amount of the notes in the event we do not comply with certain regulatory requirements. See “Description of Notes—Events of Default; Notice and Waiver.” We do not believe that the notes should be treated as contingent payment debt instruments because we believe such contingencies to be remote or incidental. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent payment debt instruments, and the discussion in this summary reflects this position. The IRS may disagree with our treatment of the notes and assert that the notes should be treated as contingent payment debt instruments with the consequences described above.
Market Discount
          If you acquire the note for an amount that is less than its adjusted issue price (which generally is equal to the issue price of the note decreased by any payments, other than payments of qualified stated interest, made on the note on or before the first day of the acquisition date), the amount of such difference is treated as “market discount” for United States federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of the acquisition.
          If you purchase a note with market discount, you generally will be required to treat any principal payment, any payment that is not qualified stated interest, or any gain upon the sale, exchange or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that you have not previously included in gross income. If you dispose of the note in certain otherwise non-taxable transactions, you will be required to include accrued market discount in gross income as if you had sold the note at its then fair market value. You may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry a note with market discount.
          In general, any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue under a constant yield method. You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield method), rather than on disposition of the note, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in gross income on an accrual basis, once made, applies to all market discount obligations you acquire on or after the first day of the first taxable year to which the election applies, and is irrevocable without the consent of the IRS. Your tax basis in the notes will be increased by the amount of any market discount included in your gross income under such an election.

Amortizable Bond Premium
          If you purchase a note for an amount that is in excess of the sum of all amounts payable on the note other than payments of qualified stated interest, you will be considered to have purchased the note at a “premium.” If you purchase a note at a premium, you will not be required to include any OID in gross income. If the amount of premium exceeds the amount of OID on the note, the excess will be treated as “amortizable bond premium” and you may elect to amortize the bond premium as an offset to qualified stated interest using a constant yield method similar to that described above under “—Notes” over the remaining term of the note, subject to special rules that apply to debt instruments with early call dates. If you elect to amortize bond premium, your tax basis in the note will be reduced by the amount of allowable amortization. The election to amortize bond premium applies to all taxable debt obligations you hold during or after the taxable year for which you make the election, and is irrevocable without the consent of the IRS.
Acquisition Premium
          If a secondary purchaser buys notes from the original purchaser for a price that is (i) less than or equal to the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest and (ii) greater than the note’s adjusted issue price (as described above under “—Notes”), the amount of the difference described in clause (ii) is treated as “acquisition premium” for United States federal income tax purposes. If you purchase a note at an acquisition premium, you may reduce the amount of OID otherwise includible in your gross income during any day in an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted tax basis of the note immediately after its acquisition over the adjusted issue price of the note. The denominator of the fraction is the excess of the sum of all amounts payable on the note after the purchase date, other than payments of qualified stated interest, over the note’s adjusted issue price. As an alternative to reducing the amount of OID otherwise includible in income by this fraction, you may elect to compute OID accruals by treating the purchase as a purchase at original issuance and using the rules for computing OID described above.
The rules regarding market discount, amortizable bond premium and acquisition premium are complex, and you should consult your own tax advisors regarding these rules.
Sale, Exchange or Disposition of Notes
          You will generally recognize gain or loss upon the sale, exchange or other taxable disposition (including redemption or repurchase) of a note equal to the difference between the amount realized upon the sale, exchange or other disposition (less an amount attributable to any stated interest not previously included in income, which will be taxable as ordinary interest income, and amounts attributable to accrued interest that was previously included in income, which amount may be received without generating further income) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the amount you paid for the note increased by OID or market discount previously included in income in respect of the note, and reduced by any amortized bond premium or acquisition premium and by payments received in respect of the note other than payments of qualified stated interest. Subject to the discussion above under “Market Discount,” any gain or loss you recognize on a taxable disposition of the note generally will be capital gain or loss. In general, if you are an individual and your holding period for the notes is more than one year at the time of the disposition, such capital gain will generally be subject to tax at lower rates than those applicable to ordinary income. Your ability to deduct capital losses may be limited.
Dividends on Common Stock
          At our option, subject to certain conditions, all or a portion of the interest payable on the notes may be paid in shares of our common stock. If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of shares of our common stock that you hold, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of your investment up to your adjusted tax basis in such common stock, and any remaining excess will be treated as capital gain. If you are an individual, dividends received by you generally will be subject to a reduced maximum tax rate of 15% for tax years beginning on or before December 31, 2010, after which the rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income. The rate reduction will not apply to dividends received to the extent that the U.S. holder elects to treat dividends as

“investment income,” which may be offset by investment expense. Furthermore, the rate reduction also will not apply to dividends that are paid to a U.S. holder with respect to shares of our common stock that are held by such holder for less than 61 days during the 121 day period beginning on the date that is 60 days before the date on which the shares of our common stock became ex-dividend with respect to such dividend. If you are a U.S. corporation, you may be able to claim, in certain circumstances, a deduction for a portion of any distribution received from us that is considered a dividend.
Sale or Other Disposition of Common Stock
          You will generally recognize capital gain or loss on a sale or other disposition of common stock. Your gain or loss will equal the difference between the proceeds you received and your adjusted tax basis in the stock. The proceeds received will include the amount of any cash and the fair market value of any other property received for the stock. In general, if you are an individual and your holding period for the stock is more than one year at the time of the disposition, such capital gain will generally be subject to tax at lower rates than those applicable to ordinary income. Your ability to deduct capital losses may be limited.
Information Reporting and Backup Withholding
          In general, information reporting requirements will apply to certain payments on the notes and on our common stock and the proceeds of sale of a note or our common stock unless you are an exempt recipient (such as a corporation). A backup withholding tax at the applicable rate will apply to such payments if you fail to provide your taxpayer identification number or certification of exempt status or have been notified by the IRS that you are subject to backup withholding.
          Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.
Consequences to Non-U.S. Holders
          The following is a summary of the material United States federal income and estate tax consequences that will apply to you if you are a non-U.S holder of notes. The term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership.
          Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies.” Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.
Payment of Interest
          Subject to the discussion below concerning backup withholding, the 30% United States federal withholding tax will not apply to any payment to you of interest (including OID) on a note by us or any paying agent, provided that all of the following conditions are met:
•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our common stock that are entitled to vote within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code;

•	either (a) you provide your name and address, and certify to us or our paying agent, under penalties of perjury, that you are not a United States person or (b) a custodian, broker, nominee or other intermediary acting as your agent (such as a securities clearing organization, bank, or other financial institution that holds customers’ securities in the ordinary course of its business) holds the note on your behalf and certifies to us or our paying agent, under penalties of perjury, that it has received such a statement from the beneficial owner of the notes, or from another qualifying financial institution intermediary, and provides a copy of the statement to us or our paying agent. The foregoing certification may be provided on a properly completed IRS Form W-8BEN or W-8IMY, as applicable, or any successor forms. If you hold your notes through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations; and

•	neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption are, in fact, not satisfied.
          Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
          If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN, claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty and neither we nor our paying agent has actual knowledge or reason to know that the conditions of the exemption or reduction are, in fact, not satisfied or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
          If you are engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, you will be required to pay United States federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the certification requirement described above is met) in the same manner as if you were a U.S. holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest on a note will be included in your earnings and profits.
Sale, Exchange or Disposition of Notes or Common Stock
          You generally will not be subject to United States federal income taxation on the gain realized upon the sale, exchange or other taxable disposition of a note (except with respect to amounts attributable to interest, which would be taxable as described above), or common stock unless:
•	that gain is effectively connected with your conduct of a trade or business in the United States;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	in the case of a disposition of common stock, we are, or have, at any time during a prescribed time period, been a United States real property holding corporation (“USRPHC”) and the rules of the Foreign Investment in Real Property Tax Act, referred to as FIRPTA (described below), apply to your disposition of common stock.
          A holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the sale, and, if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty. A holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses. Any non-U.S. holders described in these bullet points should consult their own tax advisors as to the U.S. federal income tax consequences of the sale, exchange or other disposition of a note or shares of our common stock.
          Although we believe that we may have been a USRPHC in the past, acquisitions and development of foreign mining operations, notably San Bartolomé, Bolnisi and the Palmarejo Silver and Gold Corporation, currently make that position less certain. Under the alternate book value test for determining whether we are a USRPHC, we believe that we currently are not a USRPHC. However, our USRPHC status is determined at least annually and is subject to change. Further, the IRS may disagree with our position or may deny us the ability to use book values to determine our USRPHC status. If we are a USRPHC, the FIRPTA rules would apply to a disposition by a non-U.S. holder of our common stock. Assuming our common stock is regularly traded on an established securities market, our common stock would constitute a U.S. real property interest in the hands of a non-U.S. holder only if that non-U.S. holder owned, directly or indirectly, more than five percent of our common stock within five years before the holder’s disposition of the common stock (or, if shorter, such holder’s holding period). If all these conditions relating to dispositions of common stock were met, and if the FIRPTA rules otherwise applied to a disposition of common stock, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and, thus, would be subject to U.S. federal income tax. We believe that the common stock will be treated as regularly traded on an established securities market.
Dividends
          If we make a distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of shares of our common stock that you hold, the distribution will be treated as a dividend to the extent it is paid from our current or accumulated earnings and profits. Any dividends paid to you with respect to our common stock will be subject, in general, to U.S. federal withholding tax at a 30% rate (subject to reduction under an applicable income tax treaty) unless the dividend is effectively connected with a trade or business conducted within the United States, in which case the dividend would be taxable on a net income basis at the graduated rates applicable to U.S. persons. Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty. Non-U.S. holders will generally not be subject to tax with respect to a distribution, to the extent such distribution exceeds our current and accumulated earnings and profits, unless such distribution is effectively connected with a trade or business conducted within the United States, in which case the distribution would be taxable pursuant to the rules generally applicable to U.S. persons.
          A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, the holder may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Backup Withholding and Information Reporting
          If you are a non-U.S. holder, you may have to comply with specific certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements with respect to payments of principal and interest on the notes. In addition, we must report annually to the IRS and to you the amount of, and the tax withheld with respect to, any dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.
          Backup withholding will generally not apply to payments of dividends made by us to a non-U.S. holder of common stock if the holder has provided its taxpayer identification number or the required certification that it is not a United States person as described above under “Payment of Interest.” Information reporting may still apply with respect to such dividends even if such certification is provided. Notwithstanding the foregoing, backup withholding may apply if we have actual knowledge, or reason to know, that the holder is a United States person.
          Information reporting requirements and backup withholding generally will not apply to any payments of the proceeds of the disposition of notes or shares of common stock effected outside the United States by a foreign office of a foreign broker (as defined in applicable Treasury Regulations).
          However, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption, information reporting (but not backup withholding) will apply to any such payments effected outside the United States by such a broker if it:
•	derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

•	is a controlled foreign corporation for United States federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has 50% or more of its income or capital interests owned by United States persons or is engaged in the conduct of a United States trade or business.
          Payments of the proceeds of a disposition of notes or shares of common stock effected by the United States office of a broker will be subject to information reporting requirements and backup withholding tax unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or it otherwise establishes an exemption.
          Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a refund or credit against the non-U.S. holder’s United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

PLAN OF DISTRIBUTION
          Coeur d’Alene Mines, Sonoma Capital Offshore, Ltd., Sonoma Capital, L.P., Manchester Securities Corp, JGB Capital L.P., JGB Capital Offshore Ltd. and SAMC LLC have entered into a securities purchase agreement relating to the offer and sale of the notes and the shares of common stock. In the securities purchase agreement, we have agreed to sell to each purchaser, and each purchaser severally has agreed to purchase from us, the principal amount of notes and the number of shares of common stock set forth opposite its name below:

Name of Purchaser	Principal Amount of Notes	Calculation of Number of Shares
Sonoma Capital Offshore, Ltd.	$25,000,000	$937,500 divided by the per share purchase price
Sonoma Capital, L.P.	$25,000,000	$937,500 divided by the per share purchase price
Manchester Securities Corp.	$40,000,000	$1,500,000 divided by the per share purchase price
JGB Capital LP	$1,000,000	$37,500 divided by the per share purchase price
JGB Capital Offshore Ltd.	$4,000,000	$150,000 divided by the per share purchase price
SAMC, LLC	$5,000,000	$187,500 divided by the per share purchase price
          As noted under “The Securities Purchase Agreement,” the purchasers may engage in transactions in our common stock during the time the notes are outstanding. The purchasers independently may engage in purchases and sales, both long and short, of our common stock and/or “derivative” securities based on our common stock. The purchasers are not required to hold for any period of time any shares of our common stock, whether issued at the time of issuance of the notes or issued in payment, in whole or in part, of any amount due on the notes. The Company acknowledges in the securities purchase agreement that the purchasers independently may engage in hedging and other trading activities, in compliance with applicable federal and state securities laws, at various times during the period that the notes are outstanding, including during any period when the value of our shares for purposes of paying amounts due on the notes is being determined.
          We anticipate that the purchasers will engage in short selling transactions in our common stock during each pricing period referred to in “Description of Notes” and that they will expect to cover their short positions with shares that we issue immediately following those pricing periods in payment of principal and interest due on the notes. These activities could adversely affect the price of our common stock, especially during pricing periods.

LEGAL MATTERS
          The validity of the securities offered by this prospectus supplement will be passed upon for us by Kelli Kast, Esq., General Counsel of Coeur d’Alene Mines Corporation, Coeur d’Alene, Idaho. Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York.
EXPERTS
          The consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the auditors’ reports with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
          The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included in a document subsequently filed with the SEC.
          This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:
•	the Annual Report on Form 10-K for the year ended December 31, 2008, filed on March 2, 2009;

•	the Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, filed on May 11, 2009, August 6, 2009 and November 5, 2009, respectively; and

•	the Current Reports on Form 8-K, filed on December 2, 2009 and January 6, 2009.
          We incorporate by reference any additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of this prospectus until the termination of an offering of securities. If anything in a report or document we file after the date of this prospectus changes anything in this prospectus, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.
          You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, which we will provide at no cost, by writing or calling us at the following address or telephone number:
Corporate Secretary
Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

PROSPECTUS

COEUR D’ALENE MINES CORPORATION

COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
WARRANTS, DEPOSITARY SHARES, PURCHASE CONTRACTS,
GUARANTEES AND UNITS

This prospectus provides a general description of the common stock, preferred stock debt securities, warrants depositary shares, purchase contracts, guarantees and units that we may offer from time to time. Each time we sell securities, we will provide a supplement to this prospectus that will contain specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “CDE” and on the Toronto Stock Exchange under the symbol “CDM.”

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in our filings made with the Securities and Exchange Commission and the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 31, 2009

If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

1

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus and other materials filed or to be filed by us with the Securities and Exchange Commission (as well as information included in oral statements or other written statements made or to be made by us or our representatives) contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the fact that they do not relate strictly to historical or current facts and may include the words “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan” or other words or expressions of similar meaning. We have based these forward-looking statements on our current expectations about future events. The forward-looking statements include statements that reflect management’s beliefs, plans, objectives, goals, expectations, anticipations and intentions with respect to our financial condition, results of operations, future performance and business, including statements relating to our business strategy, expected production volumes and current and future development plans.

Oral or written forward-looking statements are included in this prospectus and other materials filed or to be filed by us with the SEC (as well as information included in oral statements or other written statements made or to be made by us or our representatives). Although we believe that the expectations reflected in all of these forward-looking statements are and will be reasonable at the time made, any or all of the forward-looking statements in this prospectus, our Annual Report on Form 10-K and in any other public statements may prove to be incorrect, whether as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties such as future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, construction schedules, currency exchange rates, and the completion or updating of mining feasibility studies, changes that could result from future acquisitions of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of or investment in mining properties or businesses in foreign countries. Many of these and other factors discussed or incorporated by reference in this prospectus, some of which are beyond our control, will be important in determining our future performance and liquidity. Consequently, actual results may differ materially from those that might be anticipated from forward-looking statements. In light of these and other uncertainties, you should not regard a forward-looking statement that we might make as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, we invite your attention to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the SEC using a “shelf” registration process. We may sell any combination of the securities described in this prospectus from time to time.

The types of securities that we may offer and sell from time to time by this prospectus are:

•	common stock;

•	preferred stock;

•	debt securities, which may be senior or subordinated and secured or unsecured and which may include guarantees of the debt securities by some or all of our subsidiaries;

•	warrants entitling the holders to purchase common stock, preferred stock or debt securities;

•	depositary shares;

•	purchase contracts;

•	guarantees; and

•	units.

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We may sell these securities either separately or in units. We may issue debt securities convertible into shares of our common stock or preferred stock. The preferred stock also may be convertible into shares of our common stock or another series of preferred stock. This prospectus provides a general description of the securities that may be offered. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. In each prospectus supplement we will include the following information:

•	the type and amount of securities that we propose to sell;

•	the initial public offering price of the securities;

•	the names of any underwriters or agents through or to which we will sell the securities;

•	any compensation of those underwriters or agents; and

•	information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

In addition, the prospectus supplement also may add, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents. The registration statement, including the exhibits, can be read at the SEC’s Web site or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these materials at the SEC reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on their public reference room. Our SEC filings are also available to the public at the SEC’s Web site (http://www.sec.gov).

The SEC’s Web site contains reports, proxy and information statements and other information regarding issuers, like Coeur, that file electronically with the SEC. You may find our reports, proxy statements and other information at the SEC Web site. In addition, you can obtain reports and proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We maintain a Web site on the Internet at http://www.coeur.com. We make available free of charge, on or through our Web site, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after such material is filed with the SEC. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at such Internet address into this prospectus

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information about us and our financial condition to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included in a document subsequently filed with the SEC.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed on March 2, 2009 (including the portions of our Proxy Statement on Schedule 14A, filed on April 1, 2009, incorporated by reference therein);

•	Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2009, filed on May 11, 2009, and for the quarterly period ended June 30, 2009, filed on August 6, 2009;

•	Current Reports on Form 8-K, filed January 7, 2009; January 12, 2009; January 16, 2009; January 22, 2009 related to Item 1.01; March 10, 2009; March 13, 2009; March 18, 2009; March 20, 2009; May 18, 2009; May 27, 2009; June 2, 2009; June 3, 2009, June 9, 2009 (as amended by Current Report on Form 8-K/A, filed June 22, 2009) and August 17, 2009;

•	the description of our common stock contained in our Registration Statement on Form 8-A (File No. 1-08641), filed March 28, 1990, and any amendments or reports filed for the purpose of updating that description, including our Current Report on 8-K, filed on May 27, 2009.

We incorporate by reference any additional documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those “furnished” pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from the date of this prospectus until the termination of an offering of securities. If anything in a report or document we file after the date of this prospectus changes anything in this prospectus, this prospectus will be deemed to be changed by that subsequently filed report or document beginning on the date the report or document is filed.

You may request a copy of these filings incorporated herein by reference, including exhibits to such documents that are specifically incorporated by reference, which we will provide at no cost, by writing or calling us at the following address or telephone number:

Corporate Secretary
Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

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THE COMPANY

Coeur d’Alene Mines Corporation is a large primary silver producer with significant gold assets located in North America and is engaged, through its subsidiaries, in the operation and/or ownership, development and exploration of silver and gold mining properties and companies located primarily within South America (Chile, Argentina and Bolivia), Mexico (Chihuahua), the United States (Nevada and Alaska) and Australia (New South Wales).

Our principal mines are located in Bolivia (the San Bartolomé silver mine) and in Mexico (the Palmarejo silver and gold mine), in Argentina (the Martha silver mine), in Nevada (the Rochester silver and gold mine), in Australia (the Endeavor silver mining interest) and in southern Chile (the Cerro Bayo silver and gold mine). In addition, we own or lease, through a wholly-owned subsidiary, a gold development project in Alaska (the Kensington gold property). We also control strategic properties with significant exploration potential close to our existing mining operations. Our customers are bullion trading banks that purchase silver and gold from us and then sell these metals to end users for use in industry applications such as electronic circuitry, in jewelry and silverware production and in the manufacture and development of photographic film. In addition, we sell high grade gold and silver concentrates to smelters in Japan, Mexico and Australia.

We were incorporated in Idaho in 1928. Our principal executive office is located at 505 Front Avenue, P.O. Box I, Coeur d’Alene, Idaho 83814, and our telephone number is (208) 667-3511. Our website is www.coeur.com. Information contained in the web site is not incorporated by reference into this prospectus, and you should not consider information contained in the web site as part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the securities as set forth in the applicable prospectus supplement.

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RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six months ended June 30,		Years ended December 31,
	2009	2008	2008	2007	2006	2005	2004

Ratio of earnings to fixed charges	N/A	N/A	N/A	13.96	19.78	4.71	N/A

N/A — represents coverage ratio of less than 1.

Our earnings were inadequate to cover fixed charges for the six months ended June 30, 2008 and June 30, 2009 and for 2008 and 2004. The amounts by which earnings were inadequate to cover fixed charges were approximately $0.1 million, $1.9 million, $32.8 million and $23.9 million for the six months ended June 30, 2009, the six months ended June 30, 2008 and for 2008 and 2004, respectively.

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and gains/(losses) on the early retirement of debt and fixed charges, and fixed charges consist of interest and that portion of rent deemed representative of interest.

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DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 150,000,000 shares of common stock, par value $0.01 per share. The holders of shares of common stock are entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Holders may not cumulate their votes in elections of directors. Subject to preferences that may be applicable to any shares of preferred stock outstanding at the time, holders of shares of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of our liquidation, dissolution or winding up, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of shares of common stock have no preemptive rights and have no rights to convert their common stock into any other security. The outstanding shares of common stock are fully-paid and non-assessable.

Our Articles of Incorporation include a “fair price” provision, applicable to some business combination transactions in which we may be involved. The provision requires that an interested shareholder (defined to mean a beneficial holder of 10% or more of our outstanding shares of common stock) not engage in specified transactions (e.g., mergers, sales of assets, dissolution and liquidation) unless one of three conditions is met:

•	a majority of the directors who are unaffiliated with the interested shareholder and were directors before the interested shareholder became an interested shareholder approve the transaction;

•	holders of 80% or more of the outstanding shares of common stock approve the transaction; or

•	the shareholders are all paid a “fair price,” i.e., generally the higher of the fair market value of the shares or the same price as the price paid to shareholders in the transaction in which the interested shareholder acquired its block.

By discouraging some types of hostile takeover bids, the fair price provision may tend to insulate our current management against the possibility of removal. We are not aware of any person or entity proposing or contemplating such a transaction.

The transfer agent and registrar for our common stock, which is listed on the New York Stock Exchange and the Toronto Stock Exchange, is The Bank of New York Mellon.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock, par value $1.00 per share, no shares of which are outstanding. The Board of Directors has the authority to determine the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption and liquidation preferences, redemption prices, sinking fund terms on any series of preferred stock, the number of shares constituting any such series and the designation thereof. Holders of preferred stock will not have preemptive rights.

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DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We also may sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

Except as otherwise defined herein, capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture. “Coeur” refers to Coeur d’Alene Mines Corporation on an unconsolidated basis and does not include any of its consolidated subsidiaries.

General

The debt securities that we offer will be senior debt securities or subordinated debt securities and may be secured or unsecured. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between Coeur and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under an indenture, which we refer to as the subordinated indenture, to be entered into between Coeur and the trustee named in the applicable prospectus supplement. We expect to issue secured debt securities under an indenture, which we refer to as the secured indenture, to be entered into among Coeur, the trustee and the collateral agent. We refer to the senior indenture, the subordinated indenture and the secured indenture as the indentures, and to each of the trustees under the indentures as a trustee. In addition, the indentures may be supplemented or amended as necessary to set forth the terms of any debt securities issued under the indentures. You should read the indentures, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939.

The senior debt securities will be Coeur’s unsubordinated obligations. They will rank equally with each other and all other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. Unless otherwise provided in the prospectus supplement, the indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series. All debt securities issued as a series, including those issued pursuant to any reopening of a series, will vote together as a single class unless otherwise described in the prospectus supplement for such series.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities in respect of which this prospectus is being delivered:

(1)	the title of the debt securities;

(2)	any limit upon the aggregate principal amount of the debt securities;

(3)	the price at which we will issue the debt securities;

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(4)	the date or dates on which the principal of the debt securities will be payable (or the method of determination thereof);

(5)	the rate or rates (or the method of determination thereof) at which the debt securities will bear interest (including any interest rates applicable to overdue payments), if any, the date or dates from which any such interest will accrue and on which such interest will be payable, the record dates for the determination of the holders to whom interest is payable and the dates on which any other amounts, if any, will be payable;

(6)	if other than as set forth herein, the place or places where the principal of, premium and other amounts, if any, and interest, if any, on the debt securities will be payable;

(7)	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option;

(8)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof;

(9)	our obligation, if any, to redeem, repurchase or repay debt securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof;

(10)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which securities of the series shall be issuable;

(11)	the form of such debt securities, including such legends as required by law or as we deem necessary or appropriate;

(12)	whether the debt securities are convertible into common shares and, if so, the terms and conditions of such conversion;

(13)	whether there are any authentication agents, paying agents, transfer agents or registrars with respect to the debt securities;

(14)	whether the debt securities will be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee;

(15)	the ranking of such debt securities as senior debt securities or subordinated debt securities;

(16)	if other than U.S. dollars, the currency, or currencies or currency units issued by the government of one or more countries other than the United States or by any recognized confederation or association of such governments or a composite currency the value of which is determined by reference to the values of the currencies of any group of countries in which the debt securities may be purchased and in which payments on the debt securities will be made (which currencies may be different for payments of principal and interest, if any);

(17)	if the debt securities will be secured by any collateral, a description of the collateral and the terms and conditions of the security and realization provisions;

(18)	the ability, if any, to defer payments of principal, interest, or other amounts; and

(19)	any other specific terms or conditions of the debt securities, including any additional events of default or covenants provided for with respect to the debt securities, and any terms that may be required by or advisable under applicable laws or regulations.

“Principal” when used herein includes any premium on any series of the debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal and interest, if any, will be payable, and transfers of the debt securities may be registered, at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities will be paid at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities, if any, will be payable on any interest payment date to the persons in whose names the debt securities are registered at the close of business on the record date for such interest payment.

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The debt securities may be issued only in fully registered form. Additionally, the debt securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the debt securities at an agency that we maintain for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any associated tax or other governmental charge.

The indentures require the annual filing by Coeur with the trustee of a certificate as to compliance with certain covenants contained in the indentures.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Form of the Debt Securities

The indentures provide that we may issue debt securities in the forms, including temporary or definitive global form, established by a board resolution or in a supplemental indenture.

Unless indicated otherwise in the applicable prospectus supplement, we will issue debt securities in denominations of $1,000 or any integral multiple of $1,000, and interest on the debt securities, if any, will be computed on the basis of a 360-day year of twelve 30-day months.

Registration, Transfer, Payment and Paying Agent

We will maintain an office or agency where the debt securities may be presented for payment, conversion, registration of transfer and exchange. The indenture trustee is appointed security registrar for purposes of registering, and registering transfers of, the debt securities. Unless otherwise indicated in a board resolution or supplemental indenture, the indenture trustee also will act as paying agent, and will be authorized to pay principal and interest, if any, on any debt security of any series.

There will be no service charge for any registration of transfer or exchange of debt securities, but we or the indenture trustee may require a holder to pay any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of the debt securities, other than certain exchanges not involving any transfer, and other than certain exchanges or transfers as may be specified in a board resolution or supplemental indenture.

Global Debt Securities

Unless otherwise indicated in the applicable prospectus supplement for a series of debt securities, each series of the debt securities will be issued in global form, which means that we will deposit with the depositary identified in the applicable prospectus supplement (or its custodian) one or more certificates representing the entire series, as described below under “Book-Entry Procedures and Settlement.” Global debt securities may be issued in either temporary or definitive form.

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The applicable prospectus supplement will describe any limitations and restrictions relating to a series of global debt securities.

Book-Entry Procedures and Settlement

Most offered debt securities will be book-entry, or global, securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC therefore will be the only registered holder of these securities.

Purchasers of debt securities may hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers also may hold interests through a securities intermediary — a bank, brokerage house and other institution that maintains securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities generally will not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the indenture, the declaration of trust or other applicable governing documents relating to the security. In most cases, a beneficial owner will not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive, or paper, securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless otherwise indicated, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

Neither we nor any trustee or underwriter will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

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Links may be established among DTC, Clearstream Banking, S.A. (Clearstream) and the Euroclear System (Euroclear) to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading. Euroclear and Clearstream are international clearing systems that perform functions similar to those that DTC performs in the U.S.

Although we understand that DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

The information in this “Book-Entry Procedures and Settlement” section, including any description of the operations and procedures of DTC, Euroclear or Clearstream, has been provided solely as a matter of convenience. We do not take any responsibility for the accuracy of this information, and this information is not intended to serve as a representation, warranty or contract modification of any kind. The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of such settlement systems and are subject to changes by them. We urge investors to contact such systems or their participants directly to discuss these matters.

Subordination of Subordinated Debt Securities

We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of subordinated debt securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

(1)	the indebtedness ranking senior to the debt securities being offered;

(2)	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing; and

(3)	the provisions requiring holders of the debt securities being offered to remit some payments to the holders of senior indebtedness.

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Events of Default

Except as otherwise set forth in the prospectus supplement relating to any debt securities, an event of default with respect to the debt securities of any series is defined in the indentures as:

(1)	default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2)	default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption or repurchase, by declaration or otherwise;

(3)	default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than the failure to comply with any covenant or agreement to file with the trustee information required to be filed with the SEC or a default in the performance or breach of a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the holders of at least 25% in principal amount of the outstanding securities of such series; or

(4)	certain events of bankruptcy, insolvency or reorganization of Coeur and, as specified in the relevant prospectus supplement, certain of our subsidiaries.

Any failure to perform, or breach of, any covenant or agreement by Coeur in respect of the debt securities with respect to the filing with the trustee of the information required to be filed with the SEC shall not be a default or an event of default. Remedies against Coeur for any such failure or breach will be limited to liquidated damages. If there is such a failure or breach and continuance of such failure or breach for a period of 90 days after the date on which there has been given, by registered or certified mail, to Coeur by the trustee or to Coeur and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities of such series, a written notice specifying such failure or breach and requiring it to be remedied and stating that such notice is a “Notice of Reporting Noncompliance” under the indenture, Coeur will pay liquidated damages to all holders of debt securities, at a rate per year equal to 0.25% of the principal amount of such debt securities from the 90th day following such notice to and including the 150th day following such notice and at a rate per year equal to 0.5% of the principal amount of such Securities from and including the 151st day following such notice, until such failure or breach is cured.

Additional Events of Default may be added for the benefit of holders of certain series of debt securities that, if added, will be described in the prospectus supplement relating to such debt securities.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee that has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that, notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series. In addition, we will be required to deliver to the trustee, within 120 days after the end of each year, a certificate indicating whether the officers signing such certificate on our behalf know of any default with respect to the debt securities of any series that occurred during the previous year, specifying each such default and the nature thereof.

Except as otherwise set forth in the prospectus supplement relating to any debt securities, the indentures provide that, if an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganizations) with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding, by notice to Coeur, may declare the principal amount of all debt securities of such series and accrued and unpaid interest to be due and payable immediately, but upon certain conditions such declaration may be annulled. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on debt securities of such series, may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.

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Subject to the provisions of the indentures relating to the duties of the trustee, in case an event of default with respect to any series of debt securities shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or such indenture and subject to certain other limitations.

No holder of any debt security of any series will have any right by virtue or by availing of any provision of the indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise with respect to the indentures or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an event of default with respect to debt securities of such series and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall also have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request. However, the right of a holder of any debt security to receive payment of the principal of and interest, if any, on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Merger

Each indenture provides that Coeur may consolidate with, sell, convey or lease all or substantially all of its assets to, or amalgamate or merge with or into, any other corporation, if:

(1)	either (a) Coeur is the continuing company or (b) the successor company is a corporation incorporated under the laws of the United States or any state thereof, a member state of the European Union or any political subdivision thereof and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under such indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of such indenture to be performed or observed by us; and

(2)	Coeur or such continuing or successor company, as the case may be, is not, immediately after such amalgamation, merger, consolidation, sale, conveyance or lease, in material default in the performance or observance of any such covenant or condition.

Satisfaction and Discharge of Indentures

The indenture with respect to any series of debt securities (except for certain specified surviving obligations, including our obligation to pay the principal of and interest, if any, on the debt securities of such series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the debt securities of such series or the deposit with the trustee under such indenture of cash or appropriate government obligations or a combination thereof sufficient for such payment or redemption in accordance with the applicable indenture and the terms of the debt securities of such series.

Modification of the Indentures

The indentures contain provisions permitting us and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under the applicable indenture affected thereby, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable indenture or any supplemental indenture or

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modifying in any manner the rights of the holders of the debt securities of each such series; provided that no such supplemental indenture may:

(1)	extend the final maturity date of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of debt securities to institute suit for payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holders of the debt securities, without the consent of the holder of each debt security so affected;

(2)	reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series so affected; or

(3)	reduce the amount of principal payable upon acceleration of the maturity date of any original issue discount security.

Additional amendments requiring the consent of each holder affected thereby may be specified for the benefit of holders of certain series of debt securities and, if added, will be described in the prospectus supplement relating to such debt securities.

Additionally, in certain circumstances prescribed in the indenture governing the relevant series of debt securities, we and the trustee may execute supplemental indentures without the consent of the holders of debt securities.

Defeasance

The indentures provide, if such provision is made applicable to the debt securities of any series, that we may elect to terminate, and be deemed to have satisfied, all of our obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the trustee and to punctually pay or cause to be paid the principal of, and interest, if any, on all debt securities of such series when due) (“defeasance”) upon the deposit with the trustee, in trust for such purpose, of funds and/or government obligations which through the payment of principal and interest in accordance with their terms will provide funds in an amount sufficient to pay the principal of and premium and interest, if any, on the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if we comply with certain conditions, including delivery to the trustee of an opinion of counsel confirming that, subject to customary assumptions and exclusions, the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance with respect to the debt securities of any series.

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DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common stock, preferred stock or debt securities or units of two or more of these types of securities. Warrants may be issued independently or together with common stock, preferred stock or debt securities and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement. We will distribute a prospectus supplement with regard to each issue or series of warrants.

Warrants to Purchase Common Stock and Preferred Stock

Each prospectus supplement for warrants to purchase common stock or preferred stock, will describe:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of the warrants issued with each share of our common stock or preferred stock or a specified principal amount of our debt securities;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	any provisions for adjustment of the number or amount of shares of our common stock or preferred stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

Warrants to Purchase Debt Securities

Each prospectus supplement for warrants to purchase debt securities will describe:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of the warrants issued with each share of our preferred stock or common stock or a specified principal amount of our debt securities;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of and exercise price for debt securities that may be purchased upon exercise of each debt warrant;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	if applicable, a discussion of any material federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

Certificates for warrants to purchase debt securities will be exchangeable for new debt warrant certificates of different denominations. Warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement.

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Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase shares of common stock or preferred stock or the principal amount of debt securities at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the common stock, preferred stock or debt securities to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase common stock, preferred stock or debt securities holders of the warrants will not have any of the rights of holders of the common stock, preferred stock or debt securities purchasable upon exercise, including:

•	in the case of warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the common stock or preferred stock purchasable upon exercise.

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any depositary shares, purchase contracts, guarantees or units that may be offered pursuant to this prospectus. The depositary shares, purchase contracts, guarantees and units and each depositary agreement, purchase contract agreement, guarantee and unit agreement will be governed by the laws of the State of New York.

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PLAN OF DISTRIBUTION

We may sell the offered securities through agents, through underwriters or dealers, directly to one or more purchasers or through a combination of any of these methods of sale. The prospectus supplement will include the following information:

•	the names of any underwriters, dealers or agents;

•	the purchase price of securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. If we utilize an underwriter or underwriters in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them. Any underwriters will use the prospectus supplement to make sales of the securities in respect of which this prospectus is delivered to the public.

In connection with any particular offering pursuant to this shelf registration statement, an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids.

Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price.

Over-allotment involves sales by an underwriter of shares in excess of the number of shares an underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. An underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, an underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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Penalty bids permit representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to the dealers as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly, without the involvement of underwriters or agents. We also many sell the securities through agents we designate from time to time, who may be deemed to be underwriters as that term is defined in the Securities Act. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement would describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

In order to comply with the securities laws of some states, if applicable, securities must be sold in those states only through registered or licensed brokers or dealers. In addition, some states may restrict the us from selling securities unless the securities have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

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LEGAL MATTERS

In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Kelli Kast, General Counsel of Coeur d’Alene Mines Corporation, or Gibson, Dunn & Crutcher LLP or others named in the applicable prospectus supplement, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated balance sheets of Coeur d’Alene Mines Corporation as of December 31, 2008 and 2007, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the auditors’ reports with respect to the effectiveness of internal control over financial reporting as of December 31, 2008 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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Coeur d’Alene Mines Corporation
$100,000,000 Senior Term Notes due December 31, 2012
Common Stock
PROSPECTUS SUPPLEMENT
(to Prospectus dated August 31, 2009)